UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM S-11



FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES


CBCI INCOME AND GROWTH FUND, LLC


(Exact name of registrant as specified in governing instruments)



SUITE 715 PLYMOUTH BUILDING
12 SOUTH SIXTH STREET
MINNEAPOLIS, MINNESOTA 55402

(Address of principal executive offices)



RONALD A. CHRISTENSON
SUITE 715 PLYMOUTH BUILDING
12 SOUTH SIXTH STREET
MINNEAPOLIS, MINNESOTA 55402

(Name and address of agent for service)









APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this
 Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] _____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
SHOWING LOCATION IN PROSPECTUS OR REGISTRATION STATEMENT OF
INFORMATION REQUIRED BY ITEMS 1-30
 OF FORM S-11




1. Forepart of Registration Statement and Outside front Cover
Page of Prospectus

See Forepart of Registration Statement and Outside Front
Cover Page of Prospectus.

2. Inside Front and Outside Back Cover Pages of Prospectus

See Inside Front and Outside Back Cover Pages of Prospectus.

3. Summary Information, Risk Factors, and Ratio of Earnings to
Fixed Charges.

See Prospectus Summary; Risk Factors; Conflicts of Interest
(Ratio of Earnings to Fixed Charges---Not Applicable).

4. Determination of Offering Price

Price is at par.

5. Dilution.

Not Applicable

6. Selling Security Holders

Not Applicable.

7. Plan of Distribution

Outside Front Cover Page; Prospectus Summary; Plan of
Distribution; Estimated Use of Proceeds.

8. Use Of Proceeds

Prospectus Summary; Estimated Use of Proceeds.



9. Selected Financial Data

Not Applicable.

10. Management's Discussion and Analysis of Financial Condition and Results of Operations

Not Applicable.

11. General Information as to Registrant.

Prospectus Summary; Managers; Summary of Operating
Agreement; Investment Objectives and Policies; The
Properties.

12. Policy With Respect to Certain Activities

Prospectus Summary; Investment Objectives and Policies; The
Properties; Summary of Operating Agreement.

13. Investment Policies of Registrant

Prospectus Summary; Investment Objectives and Policies.

14. Description of Real Estate

Prospectus Summary; The Properties; Investment Objectives and Policies.

15. Operating Data

Not Applicable.

16. Tax Treatment of Registrant and Its Security Holders

Prospectus Summary; Cash Distributions and Tax Allocation;
Income Tax Aspects; Risk Factors.

17. Market Price of and Dividends on the Registrant's Common
Equity and Related Stockholder Matters

Not Applicable

18. Description of Registrant's Securities

Outside Front Cover Page; Prospectus Summary; Risk Factors;
Summary of Operating Agreement; Plan of Distribution.

19. Legal Proceedings

Legal Proceedings.

20. Security Ownership of Certain Beneficial Owners and
Management

Not Applicable

21. Directors and Executive Officers

Prospectus Summary; Managers; Summary of Operating
Agreement.

22. Executive Compensation

Prospectus Summary; Compensation to Managers and Affiliates;
Cash Distributions and Tax Allocations.

23. Certain Relationships and Related Transactions

Prospectus Summary; Risk Factors; Investment Objectives and
Policies; Conflicts of Interest.

24. Selection, Management and Custody of Registrant's
Investments

Prospectus Summary; Estimated Use of Proceeds; Investment
Objectives and Policies; The Properties; Summary of
Operating Agreement.

25. Policies With Respect to Certain Transactions.

Prospectus Summary; Risk Factors; Investment Objectives and
Policies; Managers; Conflict of Interest.

26. Limitations of Liability

Risk Factors; Management.

27. Financial Statements and Information.

Financial Statements



28. Interests Of Named Experts and Counsel

Not Applicable.

29. Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

Managers; Plan of Distribution.

30. Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.
























CBCI INCOME AND GROWTH FUND, LLC

400,000 LIMITED LIABILITY COMPANY UNITS


All of the Units of the Company offered hereby are being sold by the Company. Application will be made to list the Units on the BBX exchange. Prior to the Offering, there has been no public market for the Units.

WE ENCOURAGE YOU TO READ THE "RISKS" DESCRIBED ON PAGES 11 TO 21
OF THIS PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES ADMINISTRATOR HAS
APPROVED THE UNITS OR DETERMINED THAT THIS PROSPECTUS IS
ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The Company will use its "Best Efforts" to sell a minimum of 200,000 Units.

The term of this offering will expire on December 31, 2003 but we may extend it to December 31, 2004.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

CBCI Income and Growth Fund, LLC
Phone: 612-338-7173  Fax:612-338-7236


Table of Contents

1 SUMMARY	6
1.1	CBCI INCOME AND GROWTH FUND, LLC	6
1.2	RISKS	7
1.3	PROPERTIES AND PROPERTY ACQUISITION	7
1.4	THE UNITS	8
1.5	THE MANAGERS AND PRIOR PROGRAMS	10
1.6	COMPENSATION TO THE MANAGERS	11
1.7	CONFLICTS OF INTEREST	12
2 RISK FACTORS	12
2.1	GENERAL RISKS	12
2.2	REAL ESTATE INVESTMENT RISKS	16
2.3	CONFLICT OF INTEREST RISKS	18
2.4	FEDERAL INCOME TAX RISKS	20
3 WHO MAY INVEST	22
3.1	GENERAL	22
3.2	TAX EXEMPT ENTITIES	23
3.2.1	FIDUCIARY OBLIGATIONS; PROHIBITED TRANSACTIONS	24
3.2.2	PUBLICLY OFFERED SECURITIES EXEMPTION	25
3.2.3	REAL ESTATE OPERATING COMPANY EXEMPTION	26
3.2.4	CONSEQUENCES IF NO EXEMPTIONS AVAILABLE	26
3.2.5	PROHIBITED TRANSACTIONS; CONSEQUENCES	27
3.2.6	OTHER CONSIDERATIONS	28
4 CAPITALIZATION	29
5 ESTIMATED USE OF PROCEEDS	29
6 INVESTMENT OBJECTIVES AND POLICIES	30
6.1	PRINCIPAL INVESTMENT OBJECTIVES	30
6.2	ACQUISITION OF PROPERTIES	31
6.3	TEMPORARILY INVESTED FUNDS	31
6.4	SALE OF PROPERTIES	32
6.5	BORROWING AND LENDING POLICIES	33
6.6	JOINT VENTURE INVESTMENTS	34
6.7	DISTRIBUTIONS	34
6.8	RESERVES FOR OPERATING EXPENSES AND CONTINGENCIES	35
6.9	MANAGEMENT OF PROPERTIES	35
6.10	CHANGES IN INVESTMENT OBJECTIVES AND POLICIES	36
7 THE PROPERTIES	36
7.1	NO EXISTING PROPERTIES	36
7.2	ACQUISITION CANDIDATES	37
7.3	ACQUISITION CRITERIA	37
7.4	PROPERTY UPDATES	38
8 MANAGERS	38
8.1	FIDUCIARY RESPONSIBILITY	38
8.2	INDEMNIFICATION FOR LIABILITIES	39
8.3	MANAGEMENT	39
8.4	BACKGROUND AND EXPERIENCE OF MANAGEMENT	40
8.4.1	CBCI FUND MANAGEMENT, INC.	40
8.4.2	RONALD A. CHRISTENSON	40
8.4.3	CBCI ACQUISITIONS I, LLC	41
8.5	SECURITY OWNERSHIP OF MANAGERS	41
8.6	REPLACEMENT OF MANAGERS	42
9 PRIOR PERFORMANCE	42
10 COMPENSATION TO MANAGERS AND AFFILIATES	43
11 CONFLICTS OF INTEREST	44
11.1	LACK OF ARM'S LENGTH NEGOTIATIONS WITH MANAGEMENT	45
11.2	OTHER REAL ESTATE ACTIVITIES OF MANAGERS	45
11.3	COMPETITION; MANAGERS; PURCHASES AND SALES	46
11.4	POSSIBLE JOINT INVESTMENTS WITH AFFILIATED PROGRAMS	47
11.5	REPRESENTATION IN IRS PROCEEDINGS	47
11.6	LACK OF SEPARATE REPRESENTATION	48
11.7	AFFILIATION OF SELLING AGENTS	48
11.8	EXPENSE REIMBURSEMENTS	48
12 CASH DISTRIBUTIONS AND TAX ALLOCATIONS	49
12.1	CASH DISTRIBUTIONS	49
12.2	TAX ALLOCATIONS	50
13 INCOME TAX ASPECTS	50
13.1	TAX CONSIDERATIONS FOR LIMITED MEMBERS	50
13.2	TAX OPINION	51
13.3	GENERAL	52
13.4	PARTNERSHIP STATUS	52
13.4.1	PARTNERSHIP; ASSOCIATION	52
13.4.2	STATUS OF PUBLICLY TRADED PARTNERSHIPS IN GENERAL	53
13.4.3	STATUS IF NO PUBLIC MARKET EXISTS	53
13.4.4	STATUS IF PUBLIC MARKET EXISTS	53
13.5	FACTORS AFFECTING TIMING; ALLOCATION OF INCOME	54
13.5.1	ALLOCATIONS	54
13.5.2	DEPRECIATION DEDUCTIONS	55
13.5.3	FORM OF LEASES	55
13.5.4	ORGANIZATION AND SYNDICATION COSTS; OTHER PAYMENTS	56
13.5.5	BASIS OF INTEREST IN THE COMPANY	57
13.5.6	SALE OF PROPERTY AND FORECLOSURES	58
13.5.7	LIQUIDATION	59
13.5.8	SALE OF YOUR UNITS	59
13.5.9	LOSSES AND CREDITS FROM PASSIVE ACTIVITIES	60
13.5.9.1	TREATMENT IF UNITS NOT PUBLICLY TRADED	60
13.5.9.2	TREATMENT IF UNITS PUBLICLY TRADED	60
13.5.10	PORTFOLIO INCOME	61
13.5.11	MINIMUM TAX	61
13.6	TAX AUDIT, RETURNS AND PENALTIES	62
13.7	QUALIFIED PLANS AND TAX EXEMPT ENTITIES	62
13.7.1	UNRELATED BUSINESS TAXABLE INCOME	62
13.7.2	MINIMUM DISTRIBUTION REQUIREMENTS	64
13.7.3	CHARITABLE REMAINDER TRUSTS	65
13.8	FOREIGN INVESTORS	65
13.9	STATE INCOME TAXES	65
14 ABSENCE OF PUBLIC MARKET; VOLATILITY OF UNIT PRICES	66
15 PROHIBITIONS ON TRANSFERS	66
16 SUMMARY OF OPERATING AGREEMENT	67
16.1	YOUR RIGHTS AS A LIMITED MEMBER	67
16.2	TERM AND DISSOLUTION	67
16.3	RETURN OF CAPITAL	68
16.4	VOTING RIGHTS	68
16.5	MEETINGS	68
16.6	REPURCHASE OF UNITS	69
16.7	DISTRIBUTION REINVESTMENT PLAN	70
16.8	LIABILITIES OF INVESTORS	72
16.9	RIGHTS, POWERS AND DUTIES OF THE MANAGERS	72
16.10	AUDIT COMMITTEE	72
16.11	APPOINTMENT OF MANAGERS AS ATTORNEYS-IN-FACT	72
16.12	ROLL-UPS	73
17 REPORTS TO INVESTORS	74
18 PLAN OF DISTRIBUTION	75
19 TRANSFER AGENT	77
20 SALES MATERIALS	77
21 LEGAL PROCEEDINGS	77
22 EXPERTS	77
23 LEGAL OPINION	78
24 ADDITIONAL INFORMATION	78
FINANCIAL STATEMENTS	79
GLOSSARY	83




1 SUMMARY
1.1	CBCI Income and Growth Fund, LLC

CBCI Income and Growth Fund, LLC is a Minnesota Limited Liability Company organized on October 30, 2002. Although we have not commenced operations, we intend to use the proceeds from this offering to acquire a portfolio of income-producing, commercial properties. We will lease these properties under long-term "net" leases that will require our tenants to pay the operating costs of the properties. We will operate from the offices of our Managers at 715 Plymouth Building, 12 South Sixth Street, Minneapolis, Minnesota 55402. We can be reached at
(612) 338-7173.

Our objective is to acquire properties that provide:

?	An annual rate of return to investors equal to the rate
paid on 10-year Treasury Notes plus 4.00%; minimum rate
of 8.25%; maximum rate of 9.75%; (the "Targeted Rate");
?	Stable performance from long-term leases with corporate
tenants that management believes possess "investment
grade" credit characteristics;
?	Growth in lease income through rent escalations;
?	Capital growth through appreciation in property values;

To achieve the objectives we may, from time to time, sell properties and reinvest the proceeds in replacement net leased properties. We cannot assure you that we will achieve these objectives. CBCI Income and Growth Fund, LLC is not a "tax shelter" and is not intended to shelter any of your taxable income that you might derive from other sources.

Our Operating Agreement requires that the Company's existence terminate on December 31, 2053. It is the current intention of our Managers, however, to liquidate our properties and dissolve the Company eight to twelve years after we complete property acquisitions. Investors may also dissolve the Company earlier by 75% majority vote.
1.2	Risks

An investment in the Units involves a number of risks, including risks related to:

?	Your inability to evaluate properties prior to purchase;
?	The total reliance you must place on our Managers for our
operations;
?	Your inability to exercise significant voting rights;
?	Certain payments we will make to our Managers;
?	Our inability to adequately diversify if only the minimum
amount of capital is raised;
?	The lack of a prior public market for the Company's
Units;
?	The discount at which any repurchase of Units may occur;
and,
?	The potential conflicts of interest of our Managers;

These and other risks are described under "Risk Factors"
starting on page 11.
1.3	Properties And Property Acquisition

The properties we acquire will primarily be leased to corporate tenants in the retail industry, although some properties may be in the education, franchised restaurant, or medical industries. We will execute long-term leases with these entities at, or before the time we purchase the properties. The Manager will seek tenants that it believes possess "investment grade" credit characteristics that will provide the Company with stable, long-term revenues.

Our properties will be acquired through CBCI Acquisitions I, LLC our acquisition Manager.

We will not use any debt financing to acquire properties. If our Managers believe it is advantageous, or if we do not have adequate funds to acquire all of a property, we may acquire properties jointly with other real estate programs that may or may not be sponsored by Affiliates of our Managers. In such cases, the other programs must meet the requirements described under the caption "Investment Objectives and Policies-Joint Venture Investments" of this Prospectus.

We expect that the properties we acquire will be recently constructed, although we may acquire properties that have operating histories, and may assist in financing construction or remodeling costs by advancing funds before completion. If we use construction financing, it will be limited to 10% or less of the offering proceeds.

Although we did not own any properties when this Prospectus was written, we will supplement this Prospectus when we have
identified any property we intend to purchase.
1.4	The Units

Each Unit of limited liability company interest represents a $100 equity interest in the Company. Unlike profits and losses from "C" corporations, which are taxed at the corporate level, profits, gains, losses, and tax deductions from the Company are designed to be passed directly through to the investors and taxed only once at the investor level. The rental income we generate may be treated as "portfolio income" or "passive income" for tax purposes, depending on whether or not our Units trade on any public securities market. If our Units are traded publicly, any rental income we generate in excess of rental expenses will probably be taxed as "portfolio income". If our Units are not traded on any public securities market, then our rental income will be considered "passive income". We intend to make application to list our Units on the BBX exchange. If this application is successful, our rental income will be considered portfolio income for tax purposes (see "Income Tax Aspects").

We expect to generate non-cash depreciation and amortization expenses that we should be able to deduct over a period of approximately 39 years on a "straight line basis" for tax purposes. These deductions should allow us to distribute more cash in the early years than the income our investors are required to recognize; although this "deferred income" will likely be recognized in later years when we sell properties. There are risks associated with our ability to achieve these tax objectives as further described on page 19.

As an investor and "Limited Member" of the Company, you will have a different interest in our profits, losses and distributions than our Managers. In addition, the cash you will receive from rents will be allocated and paid in proportions that are different from the cash you might receive from the sale or refinancing of our properties.

Cash distributions will be made as follows:

1.	After deducting operating expenses, rent and other
operating income will be paid 49% to investors and 51% to
Managers;
2.	If the amount payable to investors does not equal the
amount computed by multiplying the Targeted Rate times
Adjusted Capital Contributions (the "Targeted
Distribution Amount"), then the funds required to provide
such amount will be paid to investors from amounts
otherwise payable to the Managers from the Managers'
share of cash flow (the "Yield Maintenance
Distribution"). In no event, however, will the Managers
receive less than 10% of rent and other operating income
(if any) in any year;
3.	After provisions for reserves and operating expenses,
cash from the sale of properties will be paid 100% to
investors until our investors have received (i) total
cash distributions from property sales equal to their
initial investment, plus (ii) the "Targeted Cumulative Distribution Amount" (whether from gains on property sales or rental income);
4.	Next, 100% of the cash available from sale or refinancing
will be paid to Managers up to the amount of any
unreimbursed Yield Maintenance Distributions; and
5.	Any balance remaining will be paid 49% to investors and
51% to Managers.

The term "Targeted Cumulative Distribution Amount" shall have the meaning ascribed to it in the Company's Operating Agreement
(see "Exhibit A-Definitions").

We will make quarterly distributions of available cash from interest income, rents, and proceeds of sale and we anticipate that the distributions will commence the first full quarter after proceeds are released from escrow. No liability for Yield Maintenance Distributions will accrue until the Determination Date (see Exhibit A-Article 2-"Definitions"). Because we expect that the interest income we earn on offering proceeds will be less than the rental income we earn on properties, we expect that distributions in the first few years of the Company's operations will be lower than the distributions will be after the proceeds are fully invested in properties.



1.5	The Managers And Prior Programs

This investment program will be managed by CBCI Fund Management I, Inc., (the "Manager"), a Minnesota corporation. The Manager may contract with other parties for all or a portion of its management activities. A separate entity has been formed to manage the Company to limit exposure from issues that may affect other programs. Although our Managers believe they have adequate staff to discharge their responsibilities to the Company, they are not required by our Operating Agreement to devote any minimum amount of time to providing services to the Company.

Ronald A. Christenson, President, CEO, sole director, and sole shareholder of Christenson Construction Management Corporation will serve as our Special Managing Member and will be responsible for overseeing the corporate manager's activities. Christenson Construction Management Corporation is engaged in real estate development, acquisition, management and disposition. It provides property management services to several real estate programs, all of which are affiliated with our Managers and described in more detail in the Section titled "Prior Performance" and in Exhibit B. CBCI Acquisitions I, LLC will serve as our Acquisition Member. The chart below illustrates the ownership and management of the Company:

1.6	Compensation To The Managers

In addition to paying our Managers for their interests in the profits and losses as Managing Members of the Company, we will pay our Managers for the following services:

1.	The organization and offering of Units in the Company
(estimated at 5.5% of total subscriptions), all of which
will be paid out to third parties;
2.	The initial acquisition of properties (estimated at 1% of
total subscriptions);
3.	Property management fees estimated at 5% of total rental
revenue, but only if such fees are paid by tenants;
4.	An annual Asset Management Fee equal to 1/2 percent of
the average assets managed during each year;
5.	Acquisition Fees equal to 3% of the cost of properties
acquired (excluding the initial properties); and,
6.	Disposition Fees equal to 3% of the sales price of
properties, but only to the extent that substantial disposition services are performed.

There are limits to the amount we pay to our Managers, their Affiliates, and persons that control the Managers. The total payments for organization, offering the Units and acquiring properties (referred to as "Front-End Fees"), as well as amounts for providing administrative services to the Company cannot exceed the following:


?	5.5% of subscription capital raised; plus
?	5% of rental revenue from properties managed by the
manager, but only if the tenants pay the property
management fee; plus,
?	3% of the sales price of properties as Disposition Fees,
if the Managers provide sales services; plus
?	1% of the acquisition cost of the initial properties
acquired;
?	3% of the acquisition costs of properties acquired,
excluding the initial properties, up to a maximum of 3%
of original investor capital; and,
?	.50% percent (one-half percent) of the average amount of
assets managed annually.




1.7	Conflicts of Interest

Because of the affiliation between our Managers, the Company, CBCI Fund Management I, Inc., Ronald A. Christenson, Christenson Construction Management Corporation, CBCI Acquisitions I LLC and the various other real estate activities that these persons and entities have formed and managed, our Managers will operate under a number of conflicts of interest arising from:

?	The allocation of their work time between the Company and
other activities;
?	The absence of arms length negotiation of joint venture
arrangements where Affiliates are involved;
?	Potential competition with Affiliated Entities for
properties to be purchased;
?	The absence of independent "due diligence"
investigations;
?	Payments our Managers receive, regardless of
profitability.
2 RISK FACTORS
2.1	General Risks

YOU WILL BE RELYING ON THE MANAGERS TO SELECT PROPERTIES AND
MIGHT NOT LIKE THE PROPERTIES THEY SELECT.

When this Prospectus was printed, we had not selected any properties. You will not be able to evaluate properties before they are purchased. Although we will supplement this Prospectus when we believe that a property will be acquired, you must rely upon the ability of our Managers to choose properties. We cannot assure you that the properties our Managers select will be favorable investments.

YOU WILL NOT HAVE A RIGHT TO A RETURN OF YOUR INVESTMENT IF YOU
DO NOT LIKE THE PROPERTIES PURCHASED.

Prior to this Offering, there has been no public market for the Company's Units. Although application will be made to list the Units on the BBX after completion of this Offering, no assurance can be given that an active trading market for the Units will be developed or sustained, or that Units might be resold at or above the initial public offering price. In this event, you will not have a right to withdraw from the Company or to receive a return of your investment if you do not like the properties that our Managers purchase. We will have a limited Unit repurchase program (unless our Units are traded publicly), but that program will not necessarily return your entire investment.

YOU WILL HAVE LITTLE CONTROL OVER OPERATIONS.

Except for limited voting rights, you will have no control over our management and must rely almost exclusively on the Managers. Our Managers have complete authority to make decisions regarding our day-to-day operations. The Managers may take actions with which you disagree. You will not have any right to object to most management decisions unless the Managers breach their duties and will only be able to remove the Managers by 75% majority vote in other limited instances. Our investors will not be able to amend our Operating Agreement in ways that adversely affect our Managers without the consent of the Managers.

THERE MAY NOT BE A MARKET FOR YOUR UNITS AND, IF THAT IS THE
CASE, THERE WILL BE RESTRICTIONS PLACED ON THEIR TRANSFER.

Prior to this Offering, there has been no public market for the Company's Units. Although application will be made to list the Units on the BBX, no assurance can be given that an active trading market will be developed or maintained. In such event, certain restrictions, described hereafter, will apply to the Units.

In the event the Units are not publicly traded, we are required to place significant restrictions on the transfer of Units to avoid being taxed as a corporation. That means that you will be required to receive approval from the Managers before reselling or transferring your Units. The Managers are required to refuse a transfer when it would adversely affect our tax status. We will also require as a condition to the transfer of any Units that you be fully apprised by the purchaser of the apparent value of your Units, including the most recent redemption price. We will require you to confirm your understanding of this value by notifying us in writing. If the purchaser does not have this information, we will provide it to you. Our Operating Agreement provides that if you agree to sell or transfer your Units before this information is provided to you, the transfer agreement is void. Our Operating Agreement also provides that you must notify us when you agree to sell your Units and that the Company will have a right to purchase your Units at the same price by notifying you within 15 days. Because of these requirements, you may not be able to sell the Units at the time you desire, and any sale may be at a substantial discount.

ALTHOUGH WE WILL MAINTAIN A REPURCHASE PROGRAM IF OUR UNITS ARE NOT PUBLICLY TRADED, OUR ABILITY TO REPURCHASE UNITS WILL BE LIMITED BY TAX LAW AND BY OUR CASH NEEDS, AND WILL BE SUBJECT TO OUR MANAGER'S DETERMINATION THAT THE REPURCHASE WILL NOT IMPAIR OUR OPERATING CASH.

In the event that no public market for the Units is developed or sustained, we will maintain a Unit repurchase plan starting January 1, 2005. The amount of repurchases we may make in this event is limited by tax law, by the provisions of our Operating Agreement and by our operating cash needs as assessed by our Managers. Our Operating Agreement limits aggregate repurchases in any year to two percent of the Units that are outstanding at the beginning of the year. Our Manager will also be able to exercise its discretion to make no purchases if it would impair operating capital. Further, even if repurchases are made, they will be at a discount from asset value and our Managers will determine asset value. We cannot assure you that our repurchase program will provide you with an opportunity to sell your Units, or that if it does, you will obtain full value for the Units.

YOU WILL NOT HAVE A RIGHT TO A RETURN OF YOUR CAPITAL BEFORE THE
TERMINATION OF THE PROGRAM.

Although we intend to dissolve earlier, we are not required to dissolve until December 31, 2053 unless a 75% majority of investors votes to have us dissolve earlier. You will not have a right to redeem your Units with the Company until we are dissolved. Although we will have a Unit repurchase program, that program is limited, provides for discounts that may not provide you with full value for your investment, may be periodically suspended at the discretion of our Managers and may not be available if there is not adequate capital to pay for repurchases.

THE RATE OF DISTRIBUTIONS WE MAKE WILL VARY AND DEPEND UPON THE
TIMING OF OUR PROPERTY PURCHASES, INTEREST RATES AND SALES.

Although we intend to make distributions to investors quarterly, the amount we distribute will depend on the amount of cash flow generated by our operations and whether we have distributable proceeds from properties we have sold. We cannot assure you that we will always have adequate cash flow from either source to cover expenses and be in a position to make distributions.
In the first few years of our operations, it is less likely that we will have proceeds from sale of our properties and our distributions will be primarily from interest earned on temporary investment of Offering proceeds. We will also not receive rental income until after we have purchased properties; therefore, a larger portion of our cash flow during the first few years will be from interest income. Because we expect the rate of interest we earn will be less than the rental rates we might achieve, any distributions paid in the first years of operation will likely be less than any distributions paid in later years of operation.

WE MAY NOT BE ABLE TO DIVERSIFY OUR INVESTMENTS AND THE LACK OF
DIVERSIFICATION COULD INCREASE THE RISK THAT WE WILL NOT
ACCOMPLISH ALL OF OUR INVESTMENT OBJECTIVES.

If we raise only $20,000,000, we may purchase only one type of property, and the proportion of capital spent on organizational and offering costs will be higher. While we intend to diversify our investments, we are under no obligation to do so and may invest in a single property or property type. If we have only one type of property, or a limited number of properties, our operations will be subject to the increased risks of factors affecting those properties.

WE MAY BE FORCED TO DISSOLVE IF THE MANAGERS DIE OR WITHDRAW.

If our Managers die, are removed, withdraw, or are declared bankrupt, the Company may be required to dissolve early. If we are forced to dissolve early, we might be required to sell our properties at disadvantageous prices. We will not carry insurance on the life of Ronald A. Christenson, the Special Managing Member, the president of our Managing Member and the managing participant in our Acquisition Member.

WE ARE CURRENTLY DEPENDENT ON THE KEY PERSONNEL OF OUR MANAGERS;
THE LOSS OF THEIR SERVICES, PARTICULARLY THE SERVICES OF RONALD
A. CHRISTENSON, WOULD HAVE A DETRIMENTAL EFFECT ON THE COMPANY.

Our success depends to a significant extent on the continued service of the officers of our Managers and their Affiliates. The departure of those officers could materially and adversely affect our operations. We do not maintain, and our Managers do not maintain for our benefit, employment agreements with or key man insurance on Mr. Christenson.

WE ARE REQUIRED TO INDEMNIFY OUR MANAGERS FOR THEIR GOOD FAITH
ACTIONS AND THE INDEMNIFICATION OBLIGATION MAY CAUSE ANY
LIABILITY THEY INCUR TO BE PAID BY THE COMPANY.

Under our Operating Agreement, except for acts of negligence or misconduct, our Managers are not liable to us for any acts or omissions that they undertake in good faith and that they believe are in the best interests of the Company. Under certain circumstances, our Managers will be entitled to indemnification from us for losses they incur in defending actions arising out of their position as our Managers.


YIELD MAINTENANCE DISTRIBUTIONS MAY BE INSUFFICIENT.

Under our Operating Agreement, our Managers are required to annually distribute an amount that would provide cash to our investors equal to the Targeted Distribution Amount to the extent not otherwise provided by the Company's operations (Yield Maintenance Distributions). There are limits to the amounts available for such distributions. Such amounts are only available from our Managers' share of the Company's cash flow and, in any event, Managers will never receive less than a 10% share of rent and other operating income. Amounts available may be insufficient to provide the Targeted Distribution Amount to investors.
2.2	Real Estate Investment Risks

WE MIGHT NOT BE SUCCESSFUL IN ACHIEVING OUR INVESTMENT
OBJECTIVES IF THERE ARE SIGNIFICANT CHANGES IN THE ECONOMIC AND
REGULATORY ENVIRONMENT AFFECTING REAL ESTATE.

Our investments in properties will be subject to risks related to national economic conditions, changes in the investment climate for real estate, changes in local market conditions, changes in interest rates, changes in real estate tax rates, governmental rules, fiscal policies and other factors beyond the control of our Managers. Changes in these economic and regulatory factors could cause the value of the properties we hold to decline, cause some of our tenants to default on their lease obligations, reduce the tax benefits we provide to our investors or otherwise render some of the ways we do business unattractive.

WE FACE COMPETITION FOR PURCHASE AND FINANCING OF PROPERTIES FROM ENTITIES WITH SUBSTANTIALLY MORE CAPITAL AT THEIR DISPOSAL, SUCH AS REAL ESTATE INVESTMENT TRUSTS AND OTHER TRADITIONAL FINANCING SOURCES. SUCH COMPETITION MAY CAUSE US TO HAVE DIFFICULTY FINDING PROPERTIES THAT GENERATE FAVORABLE RETURNS.

The rental rates that we are able to receive on the properties we purchase depend substantially on the presence of competition from other property purchasers and to a certain extent on the availability of financing at similar rates that allow a tenant to own the property. The availability of these alternative purchasers or sources of financing at lower rates has periodically caused competition with affiliated programs for attractive properties and caused reduction in market rental rates both of which may adversely affect the performance of the real estate program.

IF WE HAVE DIFFICULTY FINDING ATTRACTIVE PROPERTIES AND WE ARE
DELAYED IN INVESTING THE PROCEEDS FROM THIS OFFERING, IT IS
LIKELY THAT THE RETURNS TO OUR INVESTORS WILL BE REDUCED.

The proceeds from this Offering will be temporarily invested in money market securities and will generally produce less income than proceeds invested in properties. Accordingly, to the extent we are delayed in investing those proceeds in properties, the overall return to the Company may be reduced.

DEFAULTS BY TENANTS MAY INTERRUPT CASH FLOW OR CAUSE A DECLINE
IN A PROPERTY'S VALUE.

If a tenant defaults on its lease, we cannot assure you that we will be able to find a new tenant for the vacant property at equal rental rates or that we will be able to sell the property without incurring a loss. If a tenant files for bankruptcy, we might not be able to quickly recover the property from the bankruptcy trustee. Because we probably could not obtain a new tenant while a trustee holds a property, the property might not generate enough rental revenue to cover expenses associated with the property during this period.

SOME PROPERTIES MAY BE SUITABLE FOR ONLY ONE USE AND, IF A LEASE
IS TERMINATED, MAY BE COSTLY TO REFURBISH.

Most of the properties we buy will be designed for a particular style of tenant. If we own a property when the lease terminates and the tenant does not renew, or if the tenant defaults on its lease, the property might not be marketable without substantial capital improvements. Improvements could require the use of cash that would otherwise be distributed to you. Attempting to sell the property without improvements might also result in a lower sales price.

WE COULD LOSE MONEY ON CONSTRUCTION LOANS.

We intend to occasionally advance some funds to some tenants before acquisition of a property to assist in financing construction or remodeling. This type of "construction lending" can be risky because of cost overruns, non-performing contractors, and changes in construction codes. Changes in costs can occur during construction that can cause default on the construction loan. If a default occurs, we might be required to foreclose on the mortgage. During a period of redemption after foreclosure, we would not be able to sell the property and the property would not likely produce income. If we acquire the property through foreclosure, we might not be able to resell the property at a price equal to the principal amount of the loan. If the property is only partially complete at the time we foreclose, we may also need to pay for its completion.


WE CAN REINVEST PROCEEDS FROM SALES OF PROPERTIES IN NEW
PROPERTIES WITHOUT YOUR APPROVAL.

We may, from time to time, sell properties and reinvest the proceeds in new net leased properties rather than distribute all the proceeds to you. We intend, however, to distribute to investors any net cash gain representing the difference between the sale price and the original purchase price of properties. You will not have the right to receive cash when we sell properties and you must rely on the ability of our Managers to find replacement properties in which to reinvest the proceeds. Upon the final sale of all of our properties, if we provide financing to purchasers, our liquidation and the distribution of cash to you could be delayed until we are fully paid.

2.3	Conflict of Interest Risks

WE ARE RELIANT UPON THE SERVICES OF THE MANAGERS.

We will not have any employees and will be dependent upon the Managers for most of the services required for our operations. Ronald Christenson is the President, CEO, sole director and sole shareholder of our Managing Member and the managing member of our Acquisition Member. Our investors will not have any interest in the Managers or any Affiliated Entities and will not be in a position to control their activities. The interlocking interests of our Managers and Affiliated Entities create a number of conflicts of interest. These are described below under the caption "Conflicts of Interest" and include some of the conflicts described hereafter.

OUR MANAGERS AND THE ENTITIES WITH WHICH THEY CONTRACT WILL
PROVIDE SIMILAR SERVICES TO A NUMBER OF AFFILIATED PROGRAMS THAT
MAY IMPAIR THEIR ABILITY TO PROVIDE SERVICES TO US.

The Special Managing Member provides services to several similar affiliated programs and entities, many of which have been operating for a number of years. These other programs acquire, operate and dispose of properties. The time devoted by our Managers to the activities of these other entities may conflict with the time required to operate the Company. Our Operating Agreement does not require our Managers to devote a minimum amount of time to provide services to the Company.

WE MAY BE IN COMPETITION WITH OTHER AFFILIATED REAL ESTATE
PROGRAMS FOR THE PURCHASE OR SALE OF PROPERTIES.

The Company may have cash available for investment in properties at the same time as another affiliated entity. Most of these affiliated entities have investment objectives that are similar or identical to the objectives of the Company. Because our Managers and Affiliates will make property purchase decisions for multiple programs, there may be conflicts of interest as to which program should acquire a particular property. Although the Managers have a fiduciary duty to act in the best interest of the Company, they have a similar obligation with respect to the affiliated programs; therefore, we cannot assure you that the Company will always be in the position of purchasing the most favorable properties that become available to our Managers.

IF WE PURCHASE PROPERTIES JOINTLY WITH ANOTHER AFFILIATED
ENTITY, CONFLICTS MAY ARISE IN DECISIONS REGARDING THE OPERATION
OR SALE OF THE PROPERTY.

If we purchase a property jointly with another affiliated program, it is likely that all of the decisions relating to the property will affect both programs. Nevertheless, some operating decisions, such as the term of leases affecting the property or the timing of the sale of a property, may affect one program differently than another. Our Managers will be subject to conflicts of interest in making these decisions.

OUR MANAGERS OR THEIR AFFILIATES MAY PURCHASE UNITS FROM US OR
FROM OTHER INVESTORS AND THOSE PURCHASES MAY BE AT PRICES THAT
ARE LESS THAN THE ASSET VALUE ATTRIBUTABLE TO THE UNITS.

There are no restrictions, other than tax restrictions, on the ability of our Managers or their Affiliates to purchase Units. Although there may be no public market for the Units, the Managers may be in a position to purchase Units from other investors at prices that are below the prices we are selling them in this Offering and below our asset value per Unit.

THE COMPANY WILL COORDINATE THE SALE OF ITS OWN UNITS AND
PERFORM THE  "DUE DILIGENCE INVESTIGATION" NORMALLY PERFORMED BY
AN OFFERING MANAGER.

The manager of an offering of securities is obligated to perform a "due diligence" investigation to confirm the accuracy of the statements made in the offering documents. In the case of the Company, no such independent investigation has been performed.

WE WILL MAKE PAYMENTS TO OUR MANAGERS FOR THEIR SERVICES WHETHER
OR NOT WE ARE PROFITABLE.

The Operating Agreement that governs our operations requires us to make payments to our Managers for the services they provide whether or not we are profitable. Although the Managers are required to act in a manner that is in the Company's best interests, these payments may create conflicts in how the Managers deal with us.

WE ARE NOT PROVIDING YOU WITH SEPARATE LEGAL OR ACCOUNTING
REPRESENTATION.

The Company, its investors and Managers are not represented by separate counsel. Although our counsel has given the tax opinion referenced in the "Tax Matters" section of this Prospectus, and an opinion that there is legal authority to issue the Units, our counsel and accountants have not been retained, and will not be available to provide, other legal or tax advice to individual investors.
2.4	Federal Income Tax Risks

OUR OPERATIONS COULD AFFECT THE PROPRIETY OF ALLOCATIONS AND
CAUSE ADDITIONAL TAX AND PENALTIES.

Each investor will be entitled to deduct his or her share of any tax losses and will report his or her share of any income and gain on the investor's own tax return. Whether these allocations will be honored by the IRS depends on a number of facts related to our future operations and particularly whether our investors, as Limited Members of the Company, will have positive balances in their capital accounts throughout the life of the Company and whether or not we are taxed as a "publicly traded partnership". Our counsel has rendered a qualified opinion that, as long as positive balances are maintained in capital accounts and certain "safe harbor" provisions are adhered to by the Company, it is more likely than not that the allocations will be honored. If these allocations were not honored by the IRS, a change in the tax treatment of income, gain, loss and deduction passed through to investors by the Company could occur and, on audit, each investor could be forced to pay taxes, penalties or both. In the event the Company is deemed a "publicly traded partnership", the Company would be taxed as a corporation unless certain gross income requirements are met.

THE TIMING OF TAX DEDUCTIONS COULD BE CHALLENGED BASED ON THE
ALLOCATION OF "BASIS" AMONG PROPERTIES AND INVESTORS COULD BE
SUBJECTED TO INCREASED TAX.

The allocations by our Managers of the purchase price of properties among buildings, personal property, and the underlying land will affect the amount of deductions we may take because some of these items are depreciable and some are not. Because properties have not been purchased, our counsel has not rendered an opinion on whether the allocation of purchase price, the rate of depreciation or the timing of deductions is proper. If the IRS successfully challenged these types of allocations, investors could lose a portion of their deductions and be subject to increased taxable income.

THE RESALE OF PROPERTIES COULD CAUSE GAINS TO BE TAXED AS
ORDINARY INCOME.

If we were characterized as a "dealer" in real estate when properties are sold, then gain or loss on sales will be considered ordinary income or loss. Because our character as a dealer in real estate is dependent on future events and the timing of property purchases and sales, our counsel has not rendered an opinion on this issue. Because ordinary income is taxed, in most cases, at a higher rate than capital gains, characterization of the Company as a dealer could increase the amount of taxes you pay on any income we generate.

THE STRUCTURE OF THE PURCHASE AND LEASE TRANSACTIONS OF THE
COMPANY COULD CAUSE LOSS OF SOME DEPRECIATION AND OTHER
DEDUCTIONS.

Sale/leaseback transactions in which the property owner provides certain options to the seller/lessee, such as a purchase option at a fixed price, could cause the IRS to conclude the transaction is not a true lease. If this were to occur, we would not be able to use some of the deductions we anticipate and more taxable income would be recognized during operation of a property.

INCORRECT ALLOCATION OF EXPENSES AMONG START-UP, ORGANIZATION
AND SYNDICATION EXPENDITURES COULD CAUSE MORE TAXABLE INCOME.

Our Managers will allocate expenses during our early stages of operation to start-up, organization, syndication and acquisition expenses for purposes of the deduction or capitalization of such expenses. These allocations cannot be made until the expenses are incurred. Our counsel, therefore, has not rendered an opinion as to their propriety. If the IRS determined that the allocations were improper, we could lose some deductions and our investors would recognize more income during the early stages of the operation of properties.
3 WHO MAY INVEST
3.1	General

To purchase Units you must represent in the Subscription
Agreement (see Exhibit D) that you have received this Prospectus and that you have either:

?	A net worth (exclusive of homes, home furnishings and
automobiles) of at least $45,000 and an annual gross
income of at least $45,000; or
?	Irrespective of annual gross income, a net worth of at
least $150,000 determined with the same exclusions as specified above.

If you are purchasing through a trust, IRA or other fiduciary account, these standards must be met by the beneficiary, the trust or other fiduciary account itself or by the trust donor or grantor if they are a fiduciary and directly or indirectly supply the funds for the purchase.

You will be required to purchase a minimum of ten Units
($1,000). An investment in the Company will not, by and of itself, create an IRA or other tax-qualified plan for any investor.

Because of the potential lack of a public market for the Units, the potential restrictions on resale of the Units that will be imposed if a public market for the Units does not develop and the tax characteristics of an investment in the Units, you should not purchase Units unless you do not need liquidity, are willing to make a long-term investment and have income that allows you to take advantage of the tax characteristics of the Company. The Company and investment firms that may participate in the distribution of this Offering and solicit orders for Units are required to make every reasonable effort to determine that the purchase is appropriate for each investor. In addition to net worth and income standards, we are required to determine:

?	Your ability to reasonably benefit from an investment in
the Units based on your investment objectives;
?	Your ability to bear the risk of the investment; and
?	Your understanding of the risks of the investment;

We must also determine whether you understand:

?	The potential lack of liquidity of the Units;
?	The potential restrictions on transferability of the
Units;
?	The background and qualifications of our Managers; and
?	The tax consequences of the investment;

3.2	Tax Exempt Entities

The following is a summary of some non-tax considerations associated with an investment in our Units by tax-qualified pension, stock bonus or profit sharing plans, employee benefit plans, annuities described in Section 403(a) or (b) of the Internal Revenue Code of 1986, as amended, or an individual retirement account or annuity described in Section 408 of the Internal Revenue Code, which are collectively herein referred to as "Plans and IRAs." This summary is based on provisions of the Employee Retirement Income Security Act of 1974, as amended, commonly known as ERISA, and the Internal Revenue Code, including amendments thereto through the date of this Prospectus, and relevant regulations and opinions issued by the Department of Labor (DOL), and the Internal Revenue Service
(IRS) through the date of this Prospectus. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

In considering an investment in our Units, the plan's fiduciary should consider applicable provisions of the Internal Revenue Code and ERISA. Even though certain tax-exempt entities, such as most IRAs and many Keogh Plans, are not subject to the provisions of ERISA, fiduciaries of such accounts should also carefully review the rules and exceptions described below.

3.2.1	Fiduciary Obligations; Prohibited Transactions

Any person identified as a "fiduciary" with respect to an employee benefit plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of an employee benefit plan is considered a fiduciary of such employee benefit plan. Further, transactions between Plans or IRAs and "parties-in-interest" (as such term is defined by ERISA) or "disqualified persons" (as such term is defined by the Internal Revenue Code) are prohibited. ERISA also requires generally that the assets of employee benefit plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

In the event that our properties and other assets are deemed assets of an employee benefit plan, referred to herein as "Plan
Assets," our Managers then would be deemed fiduciaries of any employee benefit plans that purchase Units.

If this were to occur, certain contemplated transactions between our Managers and the Company could be deemed "prohibited transactions". Additionally, ERISA's fiduciary standards applicable to investments by employee benefit plans would extend to our Managers and the requirement that Plan Assets be held in trust could be deemed violated.

A definition of Plan Assets is not set forth in ERISA or the Internal Revenue Code; however, a DOL regulation (29 CFR Section 2510.3-101), referred to herein as the "Plan Asset Regulation," provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets. Under the Plan Asset Regulation, the assets of an entity in which an employee benefit plan makes an equity investment will generally be deemed assets of the plan unless the entity satisfies any of the exceptions to this general rule.

Our Managers have structured the Company to satisfy certain of these exceptions as discussed below.

3.2.2	Publicly Offered Securities Exemption

If an employee benefit plan acquires "publicly offered securities," the assets of the issuer of the securities will not be deemed Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be "widely-held", "freely transferable" and satisfy registration requirements under federal securities laws.

Our Managers believe our Units meet the registration and other requirements discussed above. Application will be made to trade our Units on the NASDAQ BBX exchange. Under the Plan Asset Regulation, a class of securities will be "widely-held" if it is held by 100 or more persons independent of the issuer. Our Managers anticipate that this requirement will be easily met. In addition, the Company must meet the "freely transferable" requirement in order to qualify for this exemption. Units tradable on an established securities market meet the definition of "freely transferable".

In the event no Public Market for our Units is developed or sustained, our Managers believe we will still qualify for the publicly offered securities exemption. The Plan Asset Regulation provides that "--whether a security is 'freely transferable' is a factual question to be determined on the basis of all relevant facts and circumstances--". It also provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered "freely transferable" if the minimum investment is $10,000 or less.
3.2.3	Real Estate Operating Company Exemption

Even if we were deemed not to qualify for the "publicly offered securities" exemption, the Plan Asset Regulation also provides an exemption with respect to securities issued by a "Real Estate Operating Company". We will be deemed to be a Real Estate Operating Company if, during the relevant valuation periods defined in the Plan Asset regulations, at least 50% of our assets are invested in real estate in which we have the right to participate substantially in management or development activities. We intend to devote more than 50% of our assets to the management and development of real estate. An example in the Plan Asset Regulation, however, indicates that if over one-half of an entity's properties are acquired subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the tenants, then the entity may not be eligible for the Real Estate Operating Company exemption. Based on this example, and due to the uncertainty and the lack of guidance as to the meaning of the term "Real Estate Operating Company", there can be no assurance as to our ability to structure our operations to qualify for the Real Estate Operating Company exemption, although every attempt will be made to do so.

3.2.4	Consequences If No Exemptions Available

In the event that our underlying assets were treated by the DOL as Plan Assets of investing employee benefit plans, our Managers would be treated as fiduciaries with respect to each such plan. Under such circumstances, an investment in our Units might expose the fiduciaries of the employee benefit plan to co-fiduciary liability under ERISA for any breach by our Managers of the fiduciary duties mandated under ERISA. Further, if our assets are deemed Plan Assets, an investment by an IRA in our Units might be deemed to result in an impermissible commingling of IRA assets with other property.

If our Managers or Affiliates were treated as fiduciaries with respect to employee benefit plan Limited Members, the prohibited transaction restrictions of ERISA would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with our Affiliates or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide employee benefit plan participants with the opportunity to sell their Units to us or we might dissolve or terminate.

Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets. Such transactions include disposition or leasing of property, loans, extensions of credit, or other similar uses of Plan Assets with "persons providing services" or owning equity interests in an investment entity. Such parties are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Internal Revenue Code. These definitions also refer to employer sponsors of the Plan or IRA, "fiduciaries" and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a "fiduciary" with respect to a Plan or IRA if, among other things, the person has discretionary authority or control over Plan Assets or provides investment advice for a fee. Under DOL regulations, a person is deemed to provide investment advice if that person renders advice about investing in our Units and regularly provides investment advice to the Plan or IRA based upon its particular, individualized needs. Thus, if we are deemed to hold Plan Assets, our Managers could be characterized as "fiduciaries" and each would be deemed a "party in interest " under ERISA and a "disqualified person" under the Internal Revenue Code. If we are deemed a holder of Plan Assets and are affiliated with an investor, we might be a "disqualified person" or "party-in-interest" and deemed to have participated in a Prohibited Transaction resulting from the investment by such Plan or IRA in our Units.

3.2.5	Prohibited Transactions; Consequences

ERISA forbids employee benefit plans from engaging in prohibited transactions. Fiduciaries of employee benefit plans that allow prohibited transactions to occur breach their fiduciary responsibilities under ERISA and may be liable for any damages sustained by the employee benefit plan, as well as civil and criminal penalties. If it is determined by the DOL or the IRS that a prohibited transaction has occurred, any "disqualified person" or "party-in-interest" involved with the prohibited transaction would be required to reverse or unwind the transaction and compensate the plan for any loss resulting therefrom. Additionally, the Internal Revenue Code requires that a "disqualified person" involved with a prohibited transaction must pay an excise tax equal to a percentage of the "amount involved" in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly. If an IRA engages in a prohibited transaction, the IRA could lose its tax-exempt status.

3.2.6	Other Considerations

Fiduciaries of employee benefit plans are required to determine the fair market value of the assets of such retirement plans on at least an annual basis. If the fair market value of any particular asset is not readily available (as, for instance, it would be if its value was quoted on an established securities exchange), the fiduciary is required to make a good faith determination of that asset's value. A trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. Currently, neither the IRS nor the DOL has promulgated regulations specifying how "fair market value" should be determined.

We will prepare annual valuations of the Company's Net Value per Unit.

Valuations provided by our Managers may not satisfy the technical requirements imposed on plan fiduciaries under ERISA. Similarly, the Unit valuations provided by our Managers may be subject to challenge by the Internal Revenue Service if used for any tax (income, estate and gift, or otherwise) valuation purpose as an indicator of the fair market value of the Units.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other benefit plan fiduciaries within 75 days after the end of each calendar year.

There can be no assurance that:

?	The estimated Net Value per Unit will actually be
realized by Limited Members upon liquidation;
?	The Limited Members will be able to realize estimated net
asset values if they sell their Units; or The method used to establish value will comply with ERISA or Internal Revenue Code requirements described above.

In addition to other considerations, trustees and custodians of tax-qualified plans should consider the diversification requirements of ERISA in light of the nature of an investment in, and the compensation structure of, this investment and the potential lack of liquidity of the Units. The prudence of a particular investment must be determined by the responsible fiduciary taking into account all the facts and circumstances of the tax-qualified retirement plan and the investment.
4 CAPITALIZATION

The actual capitalization of the Company at November 30, 2002, and the projected capitalization after the issuance and sale of the minimum of 200,000 Units are illustrated by the table below:

5 ESTIMATED USE OF PROCEEDS

We expect to have approximately $18,200,000 available for investment in properties if $20,000,000 in capital is raised and $36,500,000 for properties if $40,000,000 in capital is raised. Table 2 shows how we expect to use these proceeds. The items included as "other offering expenses", consist of expenses incurred by our Managers and the Company in preparing offering documents and coordinating the sale of the Units. These items cannot be precisely calculated and the amounts could materially vary from those shown.



Table 2: Estimated Use of Proceeds


The amounts available for investment in properties will not, in any event, be less than 90% of gross offering proceeds. We will hold the proceeds of the Offering in trust for the benefit of the purchasers of Units and use them only for the purposes set forth above.

We will continue to offer and sell Units for 12 months after the date of this Prospectus. At the election of our Managers, we may offer Units during a second 12 months. We will not commit to invest more money in properties than our capitalization contemplates. Accordingly, our Managers believe that we will have adequate capital to fund our operation for the first 24 months of operation.

6 INVESTMENT OBJECTIVES AND POLICIES
6.1	Principal Investment Objectives

The Company will acquire primarily commercial and retail properties, but may acquire "medical office" or educational facilities. Most of the properties will be leased to a single tenant under a "net" lease that requires the tenant to pay the operating expenses of the property, including the cost of taxes, maintenance and insurance. The Company will seek to acquire properties that it believes will produce annual cash flow to investors from rental and other operating income equal to the Targeted Distribution Amount. We may also sell properties from time to time and purchase replacement properties when our Managers believe conditions are favorable. We may commit to purchase properties when construction is completed either at agreed prices or subject to pricing formulas.
6.2	Acquisition Of Properties

We may purchase properties from our Managers or their Affiliates. We also may purchase property that our Managers or their Affiliates purchased in their own name to help us acquire the property. Although we do not intend to acquire any unimproved or undeveloped properties for long-term speculation or to participate in the development stage of any properties, we may acquire raw land before the building of improvements and may advance funds or make loans in connection with the construction of properties that we intend to acquire.

We will obtain an independent appraisal of the fair market value of each property we acquire. Nevertheless, our Managers will rely on their own analysis, not on the appraisals, in determining whether to acquire a particular property. Copies of appraisals will be retained at our offices for at least five years and will be available for inspection and duplication by any investor. Before we acquire a property, we will be provided with evidence satisfactory to our Managers that we will acquire marketable title to the property, subject only to liens and encumbrances for tax assessments, utility easements, and other
encumbrances typical in commercial transactions.   Evidence of
marketable title may include a policy of title insurance, an opinion of counsel or such other evidence as is customary in the locality in which the property is situated.

6.3	Temporarily Invested Funds

After release from escrow, and before investment in properties, we will invest all funds in short-term government securities or in deposits with a financial institution and will earn interest at short-term deposit rates. Although we may retain some funds to pay operating expenses and working capital reserves, we will distribute to the investors as a return of capital any of the net proceeds of this Offering that have not been invested or committed for investment in real property within 24 months after the date of this Prospectus or six months after termination of the offering of Units, whichever is later. These distributions will be without interest and will contain no deduction for commissions or other organization and offering expenses. All funds will be available for our general use during this period and may be expended for operating any properties that have been acquired.

For purposes of the foregoing, we will consider capital as being committed to properties, and will not return capital to investors if written contractual agreements have been signed prior to the period described above, regardless of whether the property is ultimately purchased. To the extent funds have been reserved to make contingent payments under written contractual agreements or our Managers determine that additional reserves are necessary in connection with a property, regardless of whether such payment is ultimately made, funds will not be returned to investors.
6.4	Sale of Properties

At the discretion of our Managers, we will either distribute all, or a portion, of the net proceeds from sale of properties to investors or reinvest net proceeds in properties that meet our acquisition criteria. We will not reinvest net proceeds from the sale of a property unless enough cash is distributed to investors to pay income taxes resulting from the sale, assuming the proceeds are taxed at a rate of seven percent above the individual capital gains rate.

We may sell co-tenancy or other fractional interests in properties rather than selling our entire interest in a property. Our Managers believe that sales of smaller interests through exchanges designed to comply with Section 1031 of the Internal Revenue Code can result in greater overall profits than listing and selling the property through a real estate broker. In those instances in which we do not sell all of a property, we will retain the authority to manage the property.

Although we intend to sell our properties for cash, purchase money obligations secured by mortgages may be taken as partial payment. The terms of payment of the aforementioned obligations may be affected by custom in the area in which the property is located and by prevailing economic conditions. To the extent we receive notes and property other than cash, that portion of the proceeds will not be included in net proceeds from sale until and to the extent the notes or other property are actually collected, sold, refinanced or otherwise liquidated. Accordingly, the distribution to investors of the cash proceeds of a sale may be delayed until the notes or other property are collected at maturity, sold, refinanced or otherwise converted to cash.

We may receive payment in the year of sale in an amount less than the full sales price and subsequent payments to us may be spread over several years. The entire balance of the principal may be a balloon payment due at maturity. For federal income tax purposes, unless we elect otherwise, we will report the gain on such sale proportionately under the installment method of accounting as principal payments are received.
6.5	Borrowing And Lending Policies

We will acquire all properties for cash. We will not use any debt financing to acquire properties or refinance properties to generate funds to acquire other properties. Our Managers do not expect that we will incur any indebtedness, although we may borrow against a property to finance its refurbishing or for other cash operating needs. The programs sponsored by Affiliates of our Managers have rarely borrowed for such purposes and we believe it is unlikely that such borrowings will be incurred.

We will not obtain permanent financing from the Managers or their Affiliates. Recourse for any indebtedness will be limited to the particular property to which the indebtedness relates.
To the extent recourse is limited to a particular property, under most circumstances such indebtedness would increase the investors' tax basis in the Units. We will not issue any senior securities and will not invest in junior mortgages, junior deeds of trust or similar obligations. To the extent that any financing is not fully amortizing and exceeds 10% of the original cost of properties, its maturity will not be earlier than ten years after the date of purchase of the underlying property.

The Company will not underwrite securities of other issuers and, except with respect to the joint venture investments described below, will not invest in the securities of other issuers unless the sole purpose is the acquisition of property that meets our investment objectives. We may, however, make loans to the owners of properties we intend to acquire to assist with the construction of the properties. If we make construction loans, the land or both the land and the improvements under construction will secure the loan. Construction loans will not exceed 10% of offering proceeds. We will not make any loans to our Managers or their Affiliates with the exception of our Acquisition Member, and then solely for purposes of acquiring properties. Upon successful closing of the property such indebtedness shall be repaid.
6.6	Joint Venture Investments

We may purchase property jointly with another program sponsored by our Managers or their Affiliates. We will make these joint ventured investments only with a program that has investment objectives and management compensation provisions substantially the same as our own. Our ability to enter into a joint venture may be important if we wish to acquire an interest in a specific property but do not have sufficient funds to acquire the property in its entirety.

In any joint venture with another fund sponsored by our Managers or their Affiliates, the following minimum conditions must be satisfied:

?	The joint venture must have comparable investment
objectives and the investment by each party to the joint
venture must be on substantially the same terms and
conditions:
?	We will not pay more than once for the same services and
will not act indirectly through any such joint venture if
we would be prohibited from doing so directly;
?	The compensation of the Managers and such Affiliates in
the other fund must be substantially the same as their
compensation in the Company; and
?	We must have a right of first refusal to purchase the
other party's interest if the other party to the joint venture wishes to sell a property.

There is a potential risk of impasse on joint venture decisions and a risk that, even though we will have the right of first refusal to purchase the other party's interest in the joint venture, the Company may not have the resources to exercise such right.

6.7	Distributions

We intend to make distributions to investors on a quarterly basis, commencing with the first quarterly period after proceeds are released from escrow. The distribution rate will vary based on the availability of cash flows from operations or proceeds of sale. During the first few years of our operations, cash flow will be derived from interest we earn on offering proceeds and, as we acquire properties, from rent. Because we expect that the interest rate we earn will be less than the rental rates we achieve, we expect that distributions will be lower during the first few years of operation.

We will not use net cash flow from operations to acquire properties, although we may hold cash flow for reserves or to repurchase Units. We will distribute, on a quarterly basis, substantially all of the cash flow we receive that is not needed in operations or to fund reserves. To the extent rental cash flow is interrupted by tenant defaults or other factors, or the cash that we must apply to manage properties or operations increases, these distributions may fluctuate. We also intend to distribute, at the time we sell properties, the excess of the cash received on the sale, less the costs of the sale, over the cash we invested in the property.

Distributions to investors who elect to participate in the Company's Distribution Reinvestment Plan will be applied to the purchase of additional Units. You should read the section of this Prospectus entitled "Cash Distributions and Tax Allocations" for a more detailed description of how our cash is allocated between the interests of our Managers and the interests of our investors.
6.8	Reserves For Operating Expenses And Contingencies

Our Managers expect that up to 2% of the offering proceeds will initially be reserved to meet unanticipated future costs and expenses. To the extent that such reserves and any income are insufficient to defray our costs and other obligations, it may be necessary to sell properties, possibly on unfavorable terms. During the holding period of a property, we may increase reserves to meet anticipated costs, expenses or other economic contingencies. To the extent that our Managers determine that reserves are not necessary for operations, any excess reserves may be distributed to investors.
6.9	Management Of Properties

Our Managers or their Affiliates will manage each property and enforce the lease obligations of the tenants.

The Managers will:

?	Negotiate disputes with tenants;
?	Re-let and remodel properties;
?	Receive and deposit monthly lease payments;
?	Verify payment of real estate taxes and insurance
coverage; and
?	Inspect properties and tenant sales records, where
applicable.

Since our properties will be "net-leased", the tenants will be responsible for taxes, insurance and maintenance expenses of the properties.
6.10	Changes In Investment Objectives And Policies

We will not make any material changes in the investment
objectives and policies described above without first obtaining the written consent or approval of investors owning in the
aggregate more than 50% of outstanding Units, excluding Units held by the Managers and their Affiliates.
7 THE PROPERTIES
7.1	No Existing Properties

We had not acquired any properties when this Prospectus was printed. Our Managers are continually evaluating properties for acquisition and engaging in negotiations with sellers, tenants and developers regarding the potential purchase of properties. Depending upon the amount of proceeds available from this Offering, our Managers intend to diversify the type and location of properties we acquire. We have not placed any limitations on the amount or percentage of assets that may be invested in any one property. Although we currently intend to purchase several properties with the net proceeds of this Offering, we may purchase only a single property if, in our Manager's judgment, that would be in the best interest of the Company.

Our leases will provide that risks such as fitness for use or purpose, design or condition, quality of material or workmanship, latent or patent defects, compliance with specifications, location, use, condition, quality, description or durability will be borne by the lessee. As is customary in commercial property transactions, most of our leases will provide for early termination upon the occurrence of events such as casualty loss or substantial condemnation. Some of our leases, particularly those for properties used in the sale of retail goods or services, will require that we bear the costs of maintaining the structural integrity of the building, including the roof and foundation.
7.2	Acquisition Candidates

Many of our properties will be leased to tenants in the retail industry, although there is no prohibition against the acquisition of properties in other industries. Past programs of the Affiliates of our Managers have invested most of their proceeds in retail properties. Currently we expect that we may also acquire a limited number of properties in the medical, and education industries. Our Managers intend to monitor industry trends and invest in properties that serve to provide the most favorable return balanced with risk.

Prior programs sponsored by our Managers or their Affiliates have invested in or constructed properties such as the following:


?  ShopKo           ?  Pamida		?McDonald's

? Snyder Drugs      ?  Cub Foods   ?Pier I Imports
7.3	Acquisition Criteria

In determining whether a property may be a suitable acquisition, our Managers will consider the following factors, among others:

?	The creditworthiness of the lessee and the lease
guarantor, if any, and their ability to meet the lease
obligations;
?	The terms of the proposed lease and guaranty, if any,
including any provisions relating to rent increases and
the passing on of operating expenses to tenants;
?	The location, condition, use and design of the property
and its suitability for a long-term net lease;
?	The demographics of the community in which a property is
located;
?	The prospects for long-term appreciation of the property;
and
?	The prospects for long-range salability;

All property acquisition decisions made by our Managers will involve balancing these factors with the economic characteristics, including rental return and purchase price, of each property to provide, in their judgment, the likelihood of a favorable return while minimizing risk of loss. In making those decisions, our Managers may give more weight to some of the foregoing factors than others and the weight attributed to any one factor may not be consistent among all properties acquired. Our success in achieving our investment objectives will be primarily dependent upon the considerable latitude in judgment given to our Managers in making those decisions.
7.4	Property Updates

During the offering period, if there is a reasonable probability that a property will be acquired, we will supplement this Prospectus to disclose important information about the property. Based upon the experience and acquisition methods of our Managers, this will normally occur when a legally binding purchase agreement is signed for a property, but may occur in a different manner depending upon the circumstances involved.

Supplements to this Prospectus will describe the property to be acquired, the proposed terms of purchase, the financial results of any prior operations of the property, and other information considered appropriate for an understanding of the transaction. Upon termination of this Offering, no further supplements to this Prospectus will be distributed. We will continue to provide investors with acquisition reports that contain the same information regarding the properties acquired. You should understand that you should not rely on the initial disclosure about a proposed acquisition as our assurance that we will ultimately consummate the acquisition or that the information provided concerning an acquisition will not change between the date of this Prospectus (or any supplement) and the actual purchase date.
8 MANAGERS
8.1	Fiduciary Responsibility

Our Managers are accountable to us as fiduciaries and must exercise good faith in handling our affairs. Our Managers have fiduciary responsibility for the safekeeping and use of all our capital and assets, whether or not in the Managers' possession or control. Our Managers are prohibited from employing, or allowing any other person or entity to employ our capital or assets in any manner except for the exclusive benefit of our investors.

8.2	Indemnification For Liabilities

The Managers will not be liable to us or our investors for acts or omissions that may occur in the exercise of their "good faith" judgment. We will indemnify the Managers for any claim or liability arising out of their activities on behalf of the Company, unless the claim or liability was the result of negligence or misconduct.

With respect to liabilities arising under securities laws, in the opinion of the SEC, and the securities administrators of most states, indemnification for liabilities arising under securities laws is against public policy and therefore unenforceable. If a claim for indemnification for liabilities under securities laws is asserted by our Managers in connection with registration of the Units, we will submit to a court of appropriate jurisdiction, after apprising such court of the position of the SEC and state securities administrators, the question of whether indemnification by it is against public policy and will be governed by the final adjudication of such issue.
8.3	Management

Our Managers will have the sole and exclusive right, power and responsibility to manage our business. Among other powers, and subject to the restriction that financing not be obtained to acquire properties, our Managers will have authority to borrow funds to meet our operating cash needs and to secure those borrowings with our properties.

Our Managers will make all of the investment decisions, including:


?	The decisions relating to the properties to be acquired;
?	The method and timing of any refinancing of such
properties;
?	The selection of tenants;
?	The terms of leases on such properties; and
?	The method and timing of the sale of our interest in
properties;

Our Managers will coordinate and manage all of our activities, maintain our records and accounts, and arrange for the preparation and filing of all our tax returns. Certain of the administrative and management functions to be performed by our Managers may be delegated to their Affiliates, provided that any compensation to Affiliates of our Managers is at cost and not otherwise includable as an activity for which Asset Management Fees, Property Management Fees, Acquisition Fees, or Disposition Fees are charged. For these purposes, cost means the actual expenses Affiliates incur in providing services, including:

?	The salaries, including bonuses, fees and expenses paid
to employees and consultants of our Managers and their
Affiliates for work they perform on our behalf; and
?	Office rent, telephone, travel, employee benefit expenses
and other expenses attributable to providing such services.

Our Managers allocate and charge us for a majority of these expenses based on the number of hours devoted by their employees to our affairs, as recorded on employee daily time records.
They allocate some expenses at the end of each month based upon the number of our investors and our capitalization.
8.4	Background And Experience Of Management
8.4.1	CBCI Fund Management, Inc.

CBCI Fund Management I Inc., (the "Manager") is a Minnesota corporation formed in October 2002 to serve as the Managing Member of the Company. The sole shareholder and director of our Managing Member is Ronald A. Christenson, who also serves as its President.

8.4.2	Ronald A. Christenson

Ronald A. Christenson is President, Chief Operating Officer and sole shareholder of Christenson Construction Management Corporation, a real estate development and construction management firm. Christenson Construction Management Corporation manages the development of institutional, commercial, retail, industrial, and residential projects throughout the United States.

Mr. Christenson, through related entities and Affiliates, has developed over 1.5 million square feet of retail properties as well as 300 residential units over the last three years alone. He has also programmed and structured a sixty-five million dollar mixed-use development in Minnetonka, Minnesota that includes 250 townhouse units, 250,000 square feet of retail property, a 120-unit apartment building, a 130-unit senior housing facility, and a 36,000 square foot church.

Mr. Christenson also owns retail, office-warehouse, and apartment projects comprising over 500,000 square feet of space.
These properties are owned through a variety of entities and Affiliates and are listed in Exhibit B hereto.

Mr. Christenson's background includes employment as a project manager for a national contracting and construction management firm as well as a national department store chain. He has also served as a Structural and Civil Engineer with a major international contractor.

Mr. Christenson is a 1967 civil engineering graduate of the University of Minnesota and a Registered Professional Engineer in the State of Minnesota. He has also served as an officer with the Minnesota Construction Management Association and on the board of directors of the Minnesota Multi-Housing Association.

8.4.3	CBCI Acquisitions I, LLC

CBCI Acquisitions I, LLC is a Minnesota Limited Liability Company formed in October 2002 to act as our acquisition manager. Its responsibilities include purchasing and disposing of property on behalf of the Company. Its sole member is Ronald
A. Christenson. A separate company was formed to shield the Company from any liabilities that may arise during the course of purchasing properties prior to the time purchases are closed. Ronald A. Christenson is the sole owner and Managing Member of CBCI Acquisitions I, LLC.
8.5	Security Ownership Of Managers

None of the Managers, the Affiliates of the Managers, or the officers or directors of the Managers, holds any Units or other interest in the Company other than that specified herein. Although it is not currently anticipated that they will acquire any of the Units offered hereby, the Managers and their Affiliates may acquire Units offered herein on the same terms as other investors. Units acquired by the Managers and their Affiliates will not be considered in determining whether the minimum number of Units has been sold.


8.6	Replacement Of Managers

Our Special Managing Member and our Managing Member may not withdraw from their positions as Managers without providing investors, as Limited Members, at least 90 days written notice and providing substitute Managing Members that are approved by vote of a majority of the Units outstanding (excluding Units held by the Managing Members and Affiliates). Our Special Managing Member may not withdraw during the first 36 months of our operations. Our Operating Agreement provides that any of the Managing Members may be removed as a manager if a court determines that:

?	The manager was grossly negligent in performing its
obligations under our Operating Agreement;
?	The manager committed fraud against our investors or the
Company;
?	The manager committed a felony in connection with the
management of the Company;
?	The manager was in material breach of its obligations
under our Operating Agreement; or
?	The manager is bankrupt.

Our Operating Agreement also allows investors to remove and replace either the Managing Member or Special Managing Member by vote of the holders of a 75% majority of the Units, excluding
Units held by the Managers.

Any removal of any of the Managing Members must be accompanied by payment in full for the fair market value of their interests.

9 PRIOR PERFORMANCE

The information presented in Exhibit B represents the historical experience of our Manager.

The Managers and their Affiliates have owned some properties leased to tenants that failed to fully perform under the terms of their leases, including timely payment of rent. When a tenant defaults, the Affiliates managing the properties have taken such action as they deemed prudent in commercial lease transactions. Such actions have included termination of leases, in which case the property faced the possibility of being re-let to a new tenant or sold. When tenants have failed to meet their lease obligations, rental payments have been interrupted. Although this interruption has caused a decrease in distributions of cash flow, the overall diversification amongst the properties has so far prevented the Managers from missing a cash distribution or to have inadequate cash to fund operations. It has been a continuing objective of the Managers to minimize reductions in cash flow through careful evaluation of properties, and the creditworthiness of lessees.
10 COMPENSATION TO MANAGERS AND AFFILIATES

CBCI Fund Management I, Inc., CBCI Acquisitions I, LLC, and Ronald A. Christenson will provide nearly all of the operational services we require and they will be compensated accordingly. The Company is coordinating the sale of its own Units and it is anticipated that no commissions will be paid for subscriptions to the program; however the Company may chose to pay for such services on a case-by-case basis. The Managers will provide administrative services. We will pay the Managers an Asset Management Fee and reimburse the Managers for some of their expenses in furnishing services at their "cost", including a portion of their general expenses directly related to the furnishing of such services. In addition, the Managers will receive an interest in net cash flow and net proceeds from sale of properties. Our Managers allocate and charge us for some expenses based on the number of hours devoted by their employees to our affairs, as recorded on employee daily time records.
They allocate some expenses at the end of each month based upon the number of our investors and our capitalization.

We will not pay real estate commissions to our Managers or their Affiliates for the purchase or sale of any of our properties.
We will, however, compensate our Managers and their Affiliates subject to the limitations set forth in the following table and in Section 6.3 of our Operating Agreement, for services and expenses they incur in connection with the purchase and sale of properties (which may include bonus compensation to non-controlling employees). In addition, we will pay Acquisition Fees and Disposition Fees to our Managers.

Table 3 describes the forms of compensation, distributions and cost reimbursements that we will or may pay to the Managers.







Table 3: Compensation To Managers



11 CONFLICTS OF INTEREST

The Company will not have any employees, but instead will be dependent upon its Managers for most of the services required for its operations.

Our investors will not have any interest in any management entities and will not be in a position to control their activities. The interlocking interests of our Managers and Affiliated Entities create a number of conflicts of interest, including the following:
11.1	Lack Of Arm's Length Negotiations With Management

Our Managers will receive fees and reimbursements for the cost of providing services to the Company and may realize income from the Company during our operations and upon our liquidation. Our agreements and arrangements with the Managers and with their Affiliates, including those relating to compensation, were not negotiated at arm's length. Although the aggregate amount of fees and reimbursements our Managers may receive is limited by our Operating Agreement, the amount of services that our Managers provide, and therefore the amount of fees and reimbursements they receive within these limits will be determined, in the first instance, by our Managers. Further, and consistent with their fiduciary obligations, the Managers believe that their substantial interest in cash flow and potential liability for Yield Maintenance Distributions provides an incentive not to overcharge. The Company and the Managers intend to make decisions regarding allocation of services in the best interest of the Company.

The interests of our Managers and our investors with respect to the timing and price of any sale of our properties may also conflict because a significant portion of our Managers' compensation will not be payable until the sale of properties. Nevertheless, our Managers believe their inability to share substantially in sale proceeds unless there is significant appreciation in the value of the properties provides an incentive to maximize proceeds both to the Managers and the investors.

11.2	Other Real Estate Activities Of Managers

Our Managers and their Affiliates are actively engaged in the commercial real estate business as general partners and principals in other real estate programs. Our Managers also intend to offer additional real estate programs in the future through companies with which they are affiliated. We will not have independent management but will rely on our Managers and their Affiliates for our operations. Our Managers will devote only so much of their time to our business as, in their judgment, is reasonably required and are not required to devote any minimum amount of time to our operations. We anticipate that, although Mr. Christenson may devote a substantial amount of his time to our business while we are offering Units and acquiring property, he may devote less than 10% of his overall work time after properties are acquired. The allocation by our Managers of their time, services and functions among current programs and future programs they may sponsor, as well as other business ventures in which they may be involved, may create conflicts of interest. Our Managers believe that they have, or can retain directly or through Affiliates, sufficient staff to be fully capable of discharging their responsibilities to all programs with which they are affiliated.
11.3	Competition; Managers; Purchases And Sales

Our Managers and their Affiliates may engage in other business ventures, including forming and sponsoring other public or private programs, and neither the Company nor any of our investors will be entitled to any interest in those programs.

It is possible that we will periodically have money available to acquire additional properties at the same time as other programs sponsored by our Managers or their Affiliates. If this happens, conflicts of interest will arise as to which program should acquire a particular property. Our Managers will review the investment portfolio of each program and will make a decision as to which program will acquire the property based on several factors, including:

?	The cash flow requirements of each program;
?	The degree of diversification of each program;
?	The estimated income tax effects of the purchase on each
program;
?	The amount of capital available to each program; and
?	The length of time such capital has been available for
investment.

If funds are available in two or more programs to purchase the same property, and the factors enumerated above have been evaluated and deemed equally applicable to each program, the property will be acquired by the program that first reached its minimum subscription level. Our Managers in their sole discretion will resolve any other conflicts.

Conflicts of interest may arise when we attempt to sell our properties. Our Managers may sell less than a 100% interest in a property and we may then own a fractional interest in that property. Our Managers may be forced to choose between selling a property we hold and a property held by them or an affiliated program. Our Managers, in their discretion, will resolve such conflicts after consideration of the investment objectives of the program holding the property and the length of time until the planned final disposition of properties. Our Managers may allow the sale of a fractional interest they hold or that is held by an affiliated program before the sale of an interest we hold. We cannot assure you that the terms of sale of all fractional interests in a property sold at different times will be the same.
11.4	Possible Joint Investments With Affiliated Programs

We may invest in property jointly with another program sponsored by our Managers or their Affiliates under the conditions described in "Investment Objectives and Policies-Joint Venture Investments." Although we may make these joint investments only with another program possessing similar investment objectives and compensation structures, the programs may have different objectives with respect to the timing of disposing of the property or the level of short-term, versus long-term, income from the property. The same personnel from our Managers and their Affiliates will make all of the decisions for the joint investment and may have conflicting duties to act for the benefit of the Company and for the other program that is party to the joint investment. In such a situation, conflicts of interest could arise between the joint venture partners.
11.5	Representation In IRS Proceedings

Our Managing Member will act as the "tax matters partner" pursuant to Section 6231 of the Internal Revenue Code. This grants our manager discretion and authority regarding extensions of time for assessment of additional tax against the investors related to our income, deductions or credits and for settlement or litigation of controversies involving such items. The positions taken by the Manager on tax matters may have differing effects on the Managers and our investors. It is possible that in some disputes, such as disputes over whether allocations in our Operating Agreement should control tax allocations, the interests of our Managers will actually be adverse to the interests of our investors. Any decisions made by our Managers with respect to these matters will be made in good faith consistent with their fiduciary duties to our investors and us. Our Managing Member, to the extent its actions as tax matters partner are in good faith and reasonably intended to be in our best interests and subject to the indemnification and exculpation language contained in our Operating Agreement, may be entitled to indemnity for liability incurred as a result of its actions on tax matters (see Exhibit A, Section 6.5).
11.6	Lack Of Separate Representation

Separate counsel does not represent our Managers and our investors. Our Managers' counsel has performed and will continue to provide services to the Managers that relate to the Company. The attorneys and accountants performing services on behalf of the Managers also perform services for other Affiliates of the Managers. Without independent legal representation, you might not receive legal advice regarding matters that might be in your interest but contrary to the interest of our Managers and their Affiliates. Should a dispute arise between the Company and our Managers or their Affiliates or should negotiations or agreements between the Company and our Managers (other than those existing or contemplated on the effective date of this Prospectus) be necessary, our Managers will cause the Company to retain separate counsel. Any agreements between the Company and the Managers or their Affiliates made after the completion of this Offering will provide that such agreements may be terminated at the option of the company upon 60 days' notice without penalty to the Company.
11.7	Affiliation Of Selling Agents

The Company is coordinating the offering of its Units.
Normally, the dealer/ manager or underwriter of securities would perform an arms-length investigation of an issuer of securities to make certain that the Offering and related documents are accurate and complete. In our case, the "due diligence" investigation customarily performed by an underwriter is being performed by the Company and its Managers. Investors should note that under Rule 2810(b)(2) of the NASD Conduct Rules, any investment firm that sells Units has an obligation to make an appropriate independent inquiry about the Offering.

11.8	Expense Reimbursements

Our Managers and their Affiliates will be reimbursed at their cost for expenses they incur on our behalf for managing the Company. These expenses may include, but are not limited to the cost of paper, photocopies, office expenses and other expenditures necessary for the operation and management of the Company.
12 CASH DISTRIBUTIONS AND TAX ALLOCATIONS
12.1	Cash Distributions

Our Managers intend to make distributions of available net cash flow, if any, within 30 days after the end of each fiscal quarter. Our objective is to acquire net leased properties that will generate partially "tax deferred" cash distributions to you because of the depreciation deductions that the properties will generate. Any net cash flow from operations for each fiscal year will be distributed 49% to investors and 51% to our Managers.

If the amount payable to investors from operations in any year does not equal the Targeted Distribution Amount, then the amount required to provide it will be deducted from the amount otherwise payable to the Managers from the Managers' share of cash flow (the "Yield Maintenance Distribution"). In no event, however, will Managers ever receive less than a 10% share of rent and other operating income (if any) in any year.

When we refinance, sell or otherwise dispose of any of our properties, we are allowed to reinvest the net proceeds from the sale of refinancing in other properties. If we do not reinvest, we will distribute the net proceeds from the sale or refinancing as follows:

?	First, 100% to the investors until the investors have
received an amount from net sales proceeds equal to the
total of their Adjusted Capital Contributions plus an
amount necessary to provide the Cumulative Targeted
Distribution Amount (to the extent not previously
distributed from sales proceeds or cash flow);
?	Second, 100% to the Managers in an amount equal to the
total of any unreimbursed Yield Maintenance
Distributions; and
?	Any remaining balance will be distributed 49% to the
investors and 51% to the Managers.

The term "Adjusted Capital Contributions" shall have the meaning ascribed to it by Article 2 of our Operating Agreement (see
Exhibit A).




12.2	Tax Allocations

For income tax purposes, we will allocate all income, profits, gains and losses for each fiscal year, other than any gain or loss realized upon the sale exchange or other disposition of any property, as follows:

?	Net loss will be allocated 49% to the investors and 51%
to the Managers; and
?	Net income will be allocated 49% to the investors plus
any Yield Maintenance Distributions paid from the Managers' share of current year rents and operations;
and, 51% to the Managers minus any Yield Maintenance
Distributions paid to investors during the current year.

For income tax purposes, the gain realized upon the sale, exchange, or other disposition of any property will be allocated as follows:

?	First, to and among the participants in an amount equal
to the negative balances in their respective capital
accounts (pro rata based on the relative amounts of such
negative balances);
?	Then, 100% to the investors until the amount allocated
equals the sum of the investors' Adjusted Capital
Contributions plus an amount equal to the Targeted
Cumulative Distribution Amount (to the extent not
previously distributed);
?	Then, 100% to the Managers in an amount equal to any
unreimbursed Yield Maintenance Distributions; and
?	Any remaining gain will then be allocated 49% to
investors and 51% to Managers.
13 INCOME TAX ASPECTS
13.1	Tax Considerations For Limited Members

Federal income tax laws and regulations as they apply to us are complicated and are only summarized below. You should realize that consultation with your own advisor may be necessary to understand the tax implications of an investment in the Company on your personal tax situation and that periodic consultation about changes in tax laws may be necessary because of future changes in statutes and regulations or in interpretations by courts or state and federal tax authorities.

13.2	Tax Opinion

______________, legal counsel to our Managers, has rendered an opinion on the material federal tax issues relating to an investment in our Units that involve a reasonable possibility of challenge by the Internal Revenue Service. Where such an opinion cannot be rendered with respect to a material tax issue, ___________ has described the reasons for its inability to opine. As described below, counsel has not rendered an opinion on federal tax issues whose outcome depends upon facts and circumstances that will be determinable or will arise only in the future. In particular, counsel has rendered no opinion with respect to the probable outcome of:

?	Whether our allocation of basis among buildings, personal
property, and the underlying land will be upheld;
?	Whether we will be characterized as a "dealer" in real
estate at the time of sale or disposition of our
properties;
?	Whether the leases we enter into will be "true leases" or
will be "stepped payment leases" for purposes of
determining whether we will be considered an "owner of
properties entitled to take depreciation and other
deductions" and for purposes of the timing and
recognition of rental income; and
?	Whether our allocation of start-up, organization,
syndication and acquisition expenses, for purposes of the deduction or capitalization of such expenses, will be upheld.

Where counsel has not issued an opinion because the factors relevant to the issue involved cannot be determined, depend on an investor's tax situation, or turn on aspects of law that are at present uncertain, no inferences should be drawn as to any possible legal outcome. Furthermore, as explained below in more detail under "Allocation," because of the uncertainty in the law regarding whether allocations made to members of a limited liability company treated as a partnership for tax purposes have "substantial economic effect", counsel has rendered a qualified opinion as to whether allocations made to investors under the Operating Agreement will be respected for tax purposes.

Subject to the information contained in this Prospectus and in counsel's opinion (a copy of which is included as Exhibit H to the registration statement that has been filed with the SEC), counsel has advised the Company that in the aggregate the significant tax benefits, described herein and potentially available to an investor, will more likely than not be realized. An opinion of counsel represents only such counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a court, if challenged by the IRS, would sustain the conclusions reached in an opinion. Consequently, investors will assume the risks of a challenge by the IRS of the tax interpretations set forth herein or otherwise made by the Company or the Managers and the risks of changes in tax laws, rules, regulations, and interpretations.
13.3	General

We have not been formed to serve as a "tax shelter". We provide a tax advantaged form of investment primarily because:

?	We avoid two levels of taxation by using a "pass-through"
organizational structure;
?	We "defer" some taxes because some of the cash we
generate in early years can be offset for tax purposes by
non-cash depreciation and amortization charges; and
?	Most of the income (from rents) that we may generate is
either (i) "portfolio income" that can be offset by "portfolio expenses" from other sources, or (ii) "passive income" that can be offset by "passive losses" from other sources;

There are, however, a number of factors that can affect our
ability to achieve these benefits, the timing of the benefits and the taxes you might have to pay.  These are described below.
13.4	Partnership Status
13.4.1	Partnership; Association

We have been formed as a limited liability company to allow our investors to obtain a direct pass-through of a pro rata share of our operating results. Under the Internal Revenue Code and applicable IRS regulations, no federal income tax is payable by a limited liability company that does not elect to be taxed as a corporation. Each investor and Managing Member is required to report on his or her federal income tax return his or her share of our profits, losses, gains, income, deductions and credits. Subject to limitations, including limitations on passive activity losses, each investor and manager may deduct his or her share of our losses, if any, for any fiscal year on his or her individual return to the extent of the adjusted basis of his or her interest in the Company as of the end of such year. Likewise, each investor and manager must include his or her distributive share of any of our taxable income for each year with his or her other taxable income whether or not he or she has received cash distributions from us during the year.

We have received an opinion from our Managers' legal counsel that we will be treated as a partnership for federal income tax purposes and will not be treated as an "association" taxable as a corporation. In rendering this opinion, counsel has relied on the existing tax regulations and our representation that we will not elect to be treated as an association taxable as a corporation.

13.4.2	Status Of Publicly Traded Partnerships In General

Under the Internal Revenue Code, a "publicly traded partnership" is taxed as a corporation unless 90% or more of its income is from passive-type investments. For tax purposes, "publicly traded partnership" means any partnership whose interests are traded on an established securities market, secondary market, or the equivalent thereof.

13.4.3	Status If No Public Market Exists

Although we intend to apply to the BBX or other public exchange to list our Units, no assurance can be given that our application will be accepted.

In such a case, IRS Regulations provide several "safe harbors" from publicly traded partnership status for partnership interests that are not traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. Based upon these safe harbors, and based on the provisions of our Operating Agreement, counsel to our Managers is of the opinion that we would not be considered a publicly traded partnership under these circumstances.

13.4.4	Status If Public Market Exists

If our Units are listed on the BBX or other public securities exchange, we will be classified as a "publicly traded partnership" for tax purposes. Even so, we will not be taxed as a corporation if 90% or more of our income consists of "qualifying income". Some examples of "qualifying income" are:

?	Interest (on temporary investments);
?	Dividends;
?	Real property rents;
?	Gains from the sale of real property; and,
?	Gains from the sale or disposition of property held for
investment.

Although their opinion is qualified because we have not yet begun operating, our Managers' counsel has rendered an opinion that it is more likely than not that our income from rental activities and sales of property will constitute "qualifying income" and we will therefore be taxed as a partnership and not a corporation. In rendering this opinion, counsel has relied upon our representations concerning the manner and form of our business activities.

13.5	Factors Affecting Timing; Allocation Of Income

13.5.1	Allocations

Our Operating Agreement allocates to each investor and Manager his or her distributive share of income, gain, loss, deduction, or credit. Whether these allocations will be respected for federal income tax purposes depends upon whether they have "substantial economic effect" under applicable IRS regulations. If the allocations do not have substantial economic effect, the distributive share of income, gain, loss, deduction, or credit of each investor and Manager will be determined in accordance with the interest in the Company they hold rather than in accordance with the contractual allocation.

Because the application of the law (concerning substantial economic effect of the allocations that may be made under our Operating Agreement) is uncertain, counsel has not rendered an unqualified opinion concerning whether the allocations made to investors will be respected. Nevertheless, assuming that all investors and Managers have positive balances in their capital accounts (determined after adjusting capital accounts as provided in our Operating Agreement) throughout our existence and that the after-tax economic consequences of the allocations made in our Operating Agreement do not violate the "substantiality" requirement imposed by IRS regulations, counsel is of the opinion that it is more likely than not that allocations made under the Operating Agreement will have substantial economic effect. Counsel is unable to render an opinion on the allocation of losses or deductions where the investors have negative balances in their capital accounts because the Operating Agreement does not contain an unconditional obligation to restore such deficit balance.

13.5.2	Depreciation Deductions

The Internal Revenue Code allows a taxpayer to claim depreciation deductions on property used in a trade or business or held for the production of income. As a general rule, the cost of acquiring or constructing property, including incidental costs, may be included in taxable basis for purposes of computing these deductions. We will claim depreciation, cost recovery and amortization deductions on the properties we acquire. Although these deductions will reduce our taxable income, they will also reduce our adjusted basis in the properties and increase the potential gain (or decrease the potential loss) when the properties are sold.

Because our investment portfolio is anticipated to consist solely of commercial properties, we will depreciate most of our real property over 39 years using the straight-line method (although some of our property may be tax-exempt use property that must be depreciated over a 40-year period). A small portion of the cost of the properties we purchase is expected to be fifteen year or five-year recovery property.

Allocation of the purchase price of a property among the various depreciable and non-depreciable assets is a factual question, and we cannot assure you that the IRS will accept the allocations made by our Managers. Because none of our properties have been acquired and the issue depends on facts that are not yet determined, counsel has not rendered an opinion on this issue. Adjustment of the allocation of the purchase price of a property could decrease depreciation deductions thereby increasing taxable income or decreasing losses that we recognize and pass on to our investors.

13.5.3	Form Of Leases

Although we anticipate that we will be treated as the "owner" of our properties, the IRS has taken the position, in some situations, that lease transactions should be treated as financing transactions. If one of our leases were to be considered a financing transaction for federal income tax purposes, we would not be treated as an owner and would not be entitled to take depreciation and other deductions on our investment. Although we intend to use leases that will result in our being treated as the owner of the leased property, we have not yet entered into any leases and counsel has not expressed an opinion on our status as owner and lessor of properties.

Further, a lessor may be required to accrue rental income for income tax purposes during a taxable period in amounts that differ from the period during which the actual rental payments were received. This can occur if: (1) rental payments are made after the close of the calendar year following the calendar year in which the use of the property occurs, or (2) rental payments increase over the term of the lease. Prior programs sponsored by our Managers have entered into leases of this type. In certain instances, these agreements may require accrual of a constant amount of rental income despite changes in rental rates or may require recapture on the disposition of the property subject to the lease. Because we have not yet entered into any leases, we cannot tell you whether this treatment will apply.
If we enter into a lease that requires accrual of a constant amount, such an accrual could result in recognition of a greater amount of income than we receive in the form of cash in some years.

13.5.4	Organization And Syndication Costs; Other Payments

Our Managers and their Affiliates will be reimbursed for costs they incur on our behalf. These reimbursements will include the costs of forming the Company, managing the Offering and selling Units in the Company (including related general and administrative costs). Our Managers will categorize these reimbursements as start-up, syndication, organization, management or acquisition costs. Although the Internal Revenue Code allows deduction of amounts paid to organize the Company or to create an active trade or business over a period of not less than 60 months, it does not allow deduction of amounts paid to issue or market the Units. There can be no assurance that the IRS will accept our Managers' determination of the classification of costs, and because the issue is factual in nature, counsel to the Managers has not issued an opinion on this issue.

Expenses to acquire properties will generally be added to the purchase price and deducted over their useful lives. All other reimbursements will be deducted as management expenses.
Although our Managers believe that the management expenses for which they will be reimbursed will be deductible and will be paid for necessary and ordinary services rendered, the IRS could assert that some of those expenses are not currently deductible. Counsel has not issued an opinion on the deductibility of these expenses because their deductibility is a factual issue.

13.5.5	Basis Of Interest In The Company

Subject to the "at risk rules" and the "passive activity loss limitations" that are described in greater detail below, an investor will generally be allowed to deduct his or her share of our losses to the extent of the adjusted basis in the investor's Units. Each investor's adjusted basis of the Units initially will include the investor's investment plus the investor's pro rata share of indebtedness as to which neither the Company or any investor is personally liable. Under the "at risk" rules, a taxpayer cannot deduct losses arising from an activity, including the activity of holding real property, to the extent the losses exceed the aggregate amount with respect to which the taxpayer is financially "at risk" in such activity. Generally, a taxpayer is "at risk" in the amount of the investor's investment plus the investor's share of recourse liabilities and "qualified nonrecourse liabilities". The Managers will attempt to ensure that financing that may be placed on properties will be qualified nonrecourse financing. Because that determination depends on facts not yet in existence, no assurances can be given that loans actually obtained by the Company will qualify as amounts "at risk".

An investor's adjusted basis of his or her Units will increase by the investor's share of our income for each year and decrease by his or her share of our losses and by distributions of cash and other property we make to the investor. The investor's share of any reduction in principal of our indebtedness will be treated as a distribution of cash to the investor. The adjusted basis of an investor's Units may not be reduced below zero. In the event that the amount of losses allocated to an investor for any fiscal year exceeds the investor's available basis of his or her Units, the excess losses may be carried forward to the time, if ever, that the basis is sufficient to absorb such excess losses.

Distributions of cash to an investor that are made when we are liquidating will, in most cases, be treated as a return of capital to the extent of an investor's adjusted basis in his or her Units and serve to reduce basis by an amount equal to the cash distributed. If the cash distributed exceeds the investor's adjusted basis of her or his Units before distribution, the investor will recognize taxable gain to the extent of any excess.

13.5.6	Sale Of Property And Foreclosures

If we sell a property, gain will be recognized to the extent that the amount realized from the sale exceeds our adjusted basis in the property and loss will be recognized to the extent that the adjusted basis of the property exceeds the amount realized. The amount realized from the sale of a property includes all cash received, all liabilities assumed by the buyer and the fair market value of all property received other than cash. In general, investors will also recognize taxable gain on foreclosure of a mortgage securing a property to the extent the foreclosed liability exceeds the adjusted basis of the property.

If property is sold within one year after it is acquired, gain, if any, will be recaptured as ordinary income to the extent that depreciation deductions were taken. If the depreciated property is sold in an installment sale, all depreciation will be recaptured in the year of sale.

Under certain circumstances, the sale of property may not generate net cash proceeds in amounts sufficient to cover the tax liabilities created for the investors. These circumstances might include:

?	The sale of a property on adverse terms (i.e., for gross
proceeds that exceed the depreciated book value of the
property by an amount significantly greater than the net
proceeds remaining after payment of the principal amount
of any related mortgage or deed of trust);
?	The sale or transfer of a property pursuant to
foreclosure; or
?	The sale of a property for proceeds that include illiquid
assets (such as promissory notes of the purchaser);

Any gain or loss on the sale or other disposition of (i) property that is held by the Company as a "dealer" or (ii) property that is neither a capital asset nor a Section 1231 asset will be taxed as ordinary income or loss.

13.5.7	Liquidation

When we are liquidated, you will recognize taxable gain to the extent that any money distributed to you exceeds the adjusted basis of your Units. You will recognize a loss only if you receive liquidation distributions consisting solely of money, unrealized receivables or inventory items and then only to the extent that the adjusted basis of your Units exceeds your basis in the items we distribute.

13.5.8	Sale Of Your Units

Unless you are a "dealer" in securities, gain or loss on sale or disposition of your Units will be treated as capital gain or loss. You might have to report ordinary income, however, to the extent that:

?	We have "unrealized receivables and inventory items";
?	We have depreciation recapture property or items that are
not capital assets;
?	We are considered a "dealer" in such property;
?	We have nonrecourse partnership liabilities on properties
at the time of your sale that would create additional
gain or ordinary income for you.  Your gain on the sale
or exchange of Units can exceed the cash proceeds from
the sale, and the income taxes payable with respect to
such gain also may exceed the cash proceeds;
?	You make a gift of your Units at a time when your share
of our nonrecourse liabilities exceeds your basis in the Units.

Because of the complexities and added expense of the tax accounting required to implement special elections to adjust the basis of a transferee of Units in those Units, we do not intend to make a "Section 754" election when an investor sells his or her Units to another investor. You may have greater difficulty selling your Units or may realize a lower sales price because the purchaser will obtain no current tax benefits from his investment to the extent that the cost of the investment exceeds the allocable share of the company's basis in its assets.


13.5.9	Losses And Credits From Passive Activities

13.5.9.1	Treatment If Units Not Publicly Traded

Our manager intends to conduct our operations in a manner that will cause our real estate rental activities to constitute "passive activity income" if our Units are not traded, or cease to be traded, on any public securities market, secondary exchange or the substantial equivalent thereof. Although the opinion of Managers' counsel is qualified because we have not purchased properties and they cannot determine whether the properties will be considered used in a trade or business rather than held for investment, they have rendered an opinion that it is more likely than not that our income from rental activities will constitute passive activity income. Under the Internal Revenue Code, losses and credits from a "passive activity" are deductible only against the income and gain from other passive activities. Passive activity losses that are not deductible against Company income are carried forward and become deductible against future passive activity income or when the taxpayer liquidates his or her interest in the activity. When you dispose of our Units or we are liquidated, any passive activity losses that you have not deducted (together with any losses caused by the disposition or liquidation) will be deductible (1) first against passive income or gain from the Company; (2) next against income or gain from other passive activities; and (3) lastly, against any other income or gain


13.5.9.2	Treatment If Units Publicly Traded

If our Units are traded on any public securities market, secondary exchange or the substantial equivalent thereof, we will be classified as a "publicly traded partnership" that is not taxable as a corporation because of its "qualified income"(See "Status" above). The passive activity provisions of the Internal Revenue Code apply differently in the case of publicly traded partnerships. Investors should note the following and discuss with their tax advisor any implications these provisions may have on their particular tax situation:

(a)	Passive activity loss rules are applied separately to
items attributable to each publicly traded partnership;
(b)	Passive activity losses of the Company, if any, can only
be used to offset current or future passive activity
income of the Company;
(c)	Passive activity income of the Company, to the extent it
exceeds passive activity losses of the Company, is
generally treated as "portfolio income" and cannot be
used to offset losses from passive activities of other
investments;
(d)	Passive activity losses of the Company, to the extent
they exceed passive activity income of the Company, cannot be used to offset income from passive activities of other investments unless the entire interest in the Company is liquidated.

13.5.10	Portfolio Income

The interest income we earn on the investment of the proceeds of this Offering, working capital investments, and rental income (if we are deemed a publicly traded partnership) will be treated as portfolio income. You will not be able to deduct losses from passive activities from your share of income we derive from these portfolio income items. Although counsel cannot evaluate the investments we may make and therefore cannot determine in advance whether the income the properties may generate will be portfolio income, we have received an opinion of our Managers' counsel that it is more likely than not that our interest income and rental income (if we are deemed a publicly traded partnership) will be portfolio income.

13.5.11	Minimum Tax

Passive losses, such as operating losses we may generate, are not allowed as a deduction from alternative minimum taxable income to the extent they exceed alternative minimum taxable income from passive activities. The amount of any passive loss that is disallowed is determined after computing all preferences and making all other adjustments to income that apply for minimum tax purposes. Thus, the amount of suspended losses attributable to passive activities may differ for minimum and regular tax purposes. You should consult your tax advisor about the effect of the alternative minimum tax on your tax position.



13.6	Tax Audit, Returns And Penalties

Our Manager will arrange for the preparation and filing of all our tax returns. The Manager also will serve as the "tax matters partner" as defined in the Internal Revenue Code. As tax matters partner, our manager will have discretion and authority regarding extensions of time for assessment of additional tax against you caused by the Company and regarding settlement or litigation of controversies involving federal taxation. This is significant because controversies regarding determination of taxable income will be resolved by settlement or litigation at the Company level. You will be required to report any item of income, gain or loss consistently with the way we report the item, unless you include a specific explanation of the inconsistency in your income tax return.

If you have an interest of 1% or more in our revenues, you will receive notice of any tax controversy from the IRS. You will have the right to participate in settlement or litigation of any tax controversy if such right is exercised timely. If you do not reserve your right to reject settlements accepted by our Manager, you will be bound by the settlement. All investors will be bound by the outcome of any litigation that may result. The IRS may assess penalties against you for understatement of tax if there was not "substantial basis" for the treatment claimed by the Company.
13.7	Qualified Plans And Tax Exempt Entities

Any person who is a fiduciary of an IRA, Keogh Plan, qualified plan or other tax-exempt entity, collectively referred to herein as "Exempt Organizations", considering an investment in Units should be aware that a number of tax related and non-tax related issues apply to them. For a discussion of non-tax related issues (see "Who May Invest").

Exempt Organizations and fiduciaries should consider the following tax matters before considering an investment in the Units.

13.7.1	Unrelated Business Taxable Income

Certain income allocable to Units owned by Exempt Organizations may be subject to federal income tax. This would occur in the event that any portion of our income is deemed UBTI, generally defined as income derived from any unrelated trade or business carried on by a tax-exempt entity or by a partnership of which it is a member. A tax-exempt Limited Member other than a charitable remainder trust that has UBTI in any tax year from all sources of more than $1,000 may be subject to taxation on such income. A trustee of a charitable remainder trust should be aware that if any portion of the income derived from the trust's ownership of Units is deemed to be UBTI, the trust will lose its exemption from income taxation with respect to all of its income for the tax year in question. See "Investment by Charitable Remainder Trusts" below.

If we are deemed to hold partnership properties primarily for sale to customers in the ordinary course of business, or we were deemed to own "debt- financed property" (i.e., property that is subject to "Acquisition Indebtedness"), as defined below, then a portion of such income or gain would constitute UBTI to investing Exempt Organizations.

Acquisition Indebtedness includes:

?	Indebtedness incurred in acquiring or improving property;
?	Indebtedness incurred before the acquisition or
improvement of property if such indebtedness would not
have been incurred but for such acquisition or
improvement; and
?	Indebtedness incurred after the acquisition or
improvement of property if such indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement.

Our Operating Agreement prohibits us from incurring indebtedness to acquire Properties. Although we are permitted to borrow to cover costs of Major Repairs or Rehabilitation, we will not incur indebtedness to cover such costs in connection with the acquisition of any Property. Instead, such costs, if any, will be paid for by utilizing equity capital of the Company. Based upon the representations of our Managers and the provisions of our Operating Agreement, counsel is of the opinion that it is not likely that we will incur debt that could be characterized as Acquisition Indebtedness. Counsel's opinion is limited, however, because the characterization of our indebtedness, if any, is dependent on future events and the timing of property purchases and borrowings.

The Company is acquiring Property for the purpose of long-term investment and not with a view toward immediate resale. Consequently, our Managers believe that we will not be deemed a "dealer" for tax purposes. Because our character as a dealer in real estate is dependent on future events and the timing of property purchases and sales, our counsel has not rendered an opinion on this issue.

13.7.2	Minimum Distribution Requirements

Any person who is a fiduciary of an Exempt Organization considering an investment in our Units should also consider the impact of minimum distribution requirements under the Internal Revenue Code. Section 401(a)(9) of the Internal Revenue Code provides generally that certain minimum distributions from retirement plans must be made commencing no later than April 1 of the year following the calendar year during which the recipient attains age 70 1/2. If our Units are publicly traded, the liquidity requirements imposed can be met by simply by selling the Units on the Public Market.

If no Public Market exists for the Units, and mandatory distributions are required to be made to an IRA beneficiary or a qualified plan participant before we sell our Properties, it is likely that a distribution-in-kind for the Units will be required to be made. Such distribution will be includable in the taxable income of said IRA beneficiary or qualified plan participant for the year in which the Units are received at the fair market value of the Units without any corresponding cash distributions from us with which to pay the income tax liability arising out of any such distribution.

In certain circumstances, a distribution-in-kind of Units may be deferred beyond the date set for required distributions, but only upon a showing of compliance with the minimum distribution requirements of the Internal Revenue Code because of distributions from other retirement plans established for the benefit of the recipient. Compliance with these requirements is complex, however, and potential investors are urged to consult with and rely upon their individual tax advisors with regard to all matters concerning the tax effects of distributions from retirement plans. No assurances can be given that our properties will be sold or otherwise disposed of in a fashion that would permit sufficient liquidity in any retirement plan holding Units for the retirement plan to be able to avoid making a mandatory distribution-in-kind of Units.

13.7.3	Charitable Remainder Trusts

A charitable remainder trust, or CRT, is a trust created to provide income for the benefit of at least one non-charitable beneficiary for life or a term of up to 20 years, with the property comprising the trust corpus then transferred to a charitable beneficiary upon the expiration of the trust. Upon the creation of a CRT, the grantor would normally be entitled to a charitable income tax deduction equal to the current fair market value of the remainder interest that will ultimately pass to charity. A CRT is also exempt from federal income taxation if the trust is established and maintained in compliance with highly complex rules contained in the Internal Revenue Code and underlying Regulations. Among these rules is a provision that if any portion of the income recognized by a CRT is deemed UBTI, all of the CRT's income for the taxable year in which UBTI is incurred, from whatever sources derived, will be subject to income taxation at the trust level. As set forth above in "Investment by Qualified Plans and Other Tax-Exempt Entities," our Managers do not believe that the Company will incur UBTI.

13.8	Foreign Investors

Although this discussion is not intended to describe foreign or federal tax consequences of an investment in the Company by foreign investors, you should understand that the Foreign Investment in Real Property Tax Act of 1980 taxes non-resident aliens and foreign corporations on gains from the disposition of United States real property interests as if the taxpayers were engaged in a trade or business in the United States. If we dispose of properties or if a foreign investor disposes of Units in the Company, the foreign investor may be subject to tax and withholding because of the disposition.

13.9	State Income Taxes

This Prospectus does not summarize the state income tax consequences of owning a Unit in the various states in which investors may reside or of owning property in the various states in which we may acquire properties. You should consult with your own tax counsel about the state income tax consequences in your state of residence.
14 ABSENCE OF PUBLIC MARKET; VOLATILITY OF UNIT PRICES

Prior to the offering hereunder, there has been no public market for the Units. Application will be made to list the Units on the BBX; however, no assurance can be given that an active trading market for the Units will develop or be sustained after the Offering or that the Units can be resold at or above the initial public offering price. The market for equity securities can be volatile and the trading price of the Units could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends and other factors. One of the factors that may influence the price of the Units will be the annual distribution rate associated with the Units as compared with the yields on alternative investment products. Any significant increase in market interest rates from their current low levels could lead holders of Units to seek higher yields through other investments, possibly adversely affecting the market price of the Units. Moreover, numerous other factors such as governmental regulatory action and tax laws could have a significant impact on the future market price of the Units.

15 PROHIBITIONS ON TRANSFERS

Our Operating Agreement restricts certain transfers.

In the event no public trading market exists for the resale of Units, our Operating Agreement prohibits us from transferring Units that you sell unless you confirm, directly and not through a power of attorney that you knew the repurchase price that we were offering when you agreed to sell the Units. The Operating Agreement provides that your agreement to sell your Units without this information is void.

You must also provide us with 15 days written notice before you can complete a sale of your Units. We have the right to purchase your Units on the same terms you propose to a third party by notifying you in writing during this 15 day period. This may render it more difficult for you to sell your Units.

Under our Operating Agreement, we will require any substituted investor to agree in the instrument of assignment to become an investor and to pay reasonable legal fees and filing costs in connection with his substitution as an investor. We will recognize transfers of Units only as of the last day of the month in which we receive written evidence regarding the assignment in form satisfactory to our Managers.
16 SUMMARY OF OPERATING AGREEMENT
16.1	Your Rights As A Limited Member

Your rights as a member in the Company are established and governed by our Operating Agreement (Exhibit A). The
Subscription Agreement that you must sign to invest includes a power of attorney that gives our Managers the power to sign the Operating Agreement on your behalf.

This section of the Prospectus, together with the sections referenced in the next paragraph below, summarizes the material provisions of the Operating Agreement. It is not, however, as complete or as detailed as the Operating Agreement itself. You should carefully review the Operating Agreement with your advisors.

Some provisions of the Operating Agreement are described in other sections of this Prospectus:

?	For a discussion of compensation and payments to our
Managers and their Affiliates, see "Compensation to
Managers and Affiliates."
?	For a discussion of the distribution of cash and the
allocation of profits and losses for tax purposes, see
"Cash Distributions and Tax Allocations."
?	For a discussion of investment objectives and policies,
see "Investment Objectives and Policies."
?	For a discussion of the liability of our Managers for
their acts or omissions and the indemnification of the Managers, see "Managers-Fiduciary Responsibility" and "Managers-Indemnification For Liabilities";
?	For a discussion of rights of our Managers to withdraw,
or of our investors to remove a manager, see "Managers-
Management."
?	For a discussion of the reports to be received by the
investors, see "Reports to Investors."
16.2	Term And Dissolution

Our Operating Agreement provides that we will be dissolved and liquidated at any of the following times or events:

?	On December 31, 2053;
?	At the time the decision of investors holding a 75%
majority of the Units (exclusive of the Managers or Affiliates of the Managers) to dissolve or liquidate;
?	Upon the final sale or disposition of our assets;
?	Upon the final decree of a court that dissolution is
required under law; or
?	Upon the withdrawal of our Managing Member or Special
Managing Member before a successor is appointed.
16.3	Return Of Capital

Before dissolution and liquidation, you will not have the right to demand the return of any portion of your investment from the
Company unless we are unable to fully utilize the offering
proceeds for the purchase of properties or joint venture
interests (or other similar interests).
16.4	Voting Rights

As a Limited Member, you will have the right to vote on and approve the following matters:

?	Amendments to our Operating Agreement;
?	Removal of any or all of our Managers;
?	Election of a new manager;
?	The bulk sale of all or substantially all of our assets;
?	Dissolution; or
?	Changes to our investment objectives.

Investors may vote at a meeting or by written consent.  In
either case, the vote of the holders of the majority of the
Units outstanding (or in some cases, a 75% majority) will decide each matter, except that any amendment to the Operating
Agreement that adversely affects our Managers may not be
approved without the consent of the Managers.
16.5	Meetings

Periodic meetings of our investors are not required and we currently do not intend to hold meetings. Our Managers may, however, call a meeting at any time and are required to call a meeting if investors holding at least 10% of the Units properly request a meeting. After receipt of a request for a meeting, our Managers are required to send notice to all investors of the meeting within 10 days and hold the meeting at the time requested (which must be more than 15 days and less than 60 days after the request).
16.6	Repurchase Of Units

In the event no public market for the Units develops, or in the event a public market for the Units is not sustained, then, subject to certain conditions discussed in the Operating Agreement, we will repurchase an investor's Unit(s) upon receipt of a proper written request. The repurchase price will be equal to 80% of the net value per Unit, as estimated by our Manager. For these purposes, our Manager will base the net value per Unit on the discounted present value of the rental income from properties, on the most recent price at which third parties have purchased Units, or such other method as it believes is reasonable.

Our Managers will calculate and make available to you as soon as possible after the first business day of January and July of each year the price at which Units may be presented for repurchase. Our obligation to repurchase Units is limited in any year to 2% of the number of Units outstanding at the beginning of the year of repurchase.

You will be allowed to present your Units for repurchase during two different periods in each year. If you want your Units repurchased, you must submit notification of the number of Units you want repurchased on a form provided by our Manager. You must mail the notice after January 1, but before January 31, or after July 1, but before July 31 of the year of repurchase. If investors tender Units totaling more than 2% of the Units outstanding at the beginning of the purchase period, we will honor repurchase requests with the earliest postmarks first. We will repurchase Units on March 31 and September 30 of each year based on the value at the beginning of the repurchase period. You will not be entitled to distributions from the beginning of the repurchase period to the date of repurchase and any distributions you receive during the repurchase period will be deducted from the repurchase price paid to you. Any investor who tenders Units that are not repurchased must re-tender the Units in succeeding periods if he or she wants the request reconsidered.

We are not obligated to repurchase any Unit(s) if doing so would in the discretion of our Managers, impair our operations. We will fund repurchases out of revenues or borrowings. We cannot assure you that revenues or borrowings will be available for repurchases; that we will be able to repurchase any or all of the Units tendered; or that our Managers will not suspend repurchases. A repurchase will result in smaller distributions to remaining investors in the year of repurchase.
16.7	Distribution Reinvestment Plan

We have established a Distribution Reinvestment Plan for investors who elect in writing to have their distributions of our cash reinvested in additional Units during the period of this Offering. Our Managers, in their discretion, may decide at any time to terminate the reinvestment plan. The plan allows participating investors to directly purchase Units at the public offering price of $100 per Unit.

No distributions accruing to an investor who participates in the reinvestment plan before release of funds from escrow and execution of the Operating Agreement will be reinvested. All other distributions to participants in the reinvestment plan will be reinvested within 30 days after the date of the distribution, provided that:

?	The sale of Units continues to be registered or qualified
for sale under federal and applicable state securities
laws; and,
?	Each participant has received a current copy of this
Prospectus, including any supplements, and has executed a
confirmation within one year of such reinvestment
indicating his or her intention to purchase Units and
that he or she continues to satisfy the investor
suitability requirements; and
?	There has been no distribution of sale or refinancing
proceeds to investors.

The reinvestment plan will terminate upon completion of this Offering. If any requirement described above is not satisfied, distributions will be paid in cash to participants rather than used in the reinvestment plan.

If you participate in the reinvestment plan you must agree that if you at any time fail to meet our suitability standards or cannot make the other investor representations contained in our current Prospectus, the Subscription Agreement, or the Operating Agreement, you will promptly notify us in writing.

You should understand that affirmative action is required to change or withdraw from the reinvestment plan. Change in or withdrawal from participation in the reinvestment plan will be effective only with respect to distributions made 30 days following receipt by our Managers of written notice of change or withdrawal. In the event you transfer your Units, the transfer will terminate your participation in the reinvestment plan as of the first day of the calendar quarter in which the transfer is effective.

We may pay selling commissions of up to 5.5% on Units purchased with reinvested distributions. If you participate in the reinvestment plan you will be permitted to identify, change or eliminate the name of your account executive as a participating dealer for any distribution. If you do not identify an account executive, or if your account executive is not employed by a broker-dealer with which we have a dealer or underwriting agreement, no selling commission will be paid on your reinvested distribution, and we will retain for additional investment in real estate any amounts otherwise payable as commissions. All holders of Units, based on the number of Units outstanding, will receive the benefit of the savings we realize from investors who do not identify account executives.

We will not charge or offset any reinvestment fee against any reinvested distributions under the reinvestment plan. The cost of administering the reinvestment plan will be considered an organization and offering cost and the actual cost of administering the reinvestment plan may be reimbursed to our Managers in accordance with the limitations on reimbursements for organization and offering expenses.

Following each reinvestment, each participant in the plan will be sent a statement showing the distributions received and the number and price of Units issued to the participant. Taxable participants will incur tax liability for income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested in the purchase of Units.

We reserve the right to amend any aspect of the reinvestment plan, or to terminate the reinvestment plan with respect to any distribution of cash flow subsequent to notice of such amendment or termination, provided that notice is sent to all participants in the plan at least 10 days prior to the record date for the distribution. Our Managers also reserve the right to assign the administrative duties of the reinvestment plan to a reinvestment agent who may hold Units on behalf of participants, provide reports to participants, and satisfy other record keeping requirements.
16.8	Liabilities Of Investors

You will not be liable for any of our obligations in excess of the capital you agree to contribute by signing a Subscription Agreement, plus your share of undistributed net income. If you receive a return of your capital contribution, you will be liable, for a period of one year, for any obligations to creditors whose claims arose before your capital contribution was returned (but not in excess of the returned capital contribution with interest). You will not have the right to a return of your capital contributions except in accordance with the distribution and repurchase provisions of our Operating Agreement.
16.9	Rights, Powers And Duties Of The Managers

Our Managers will have the exclusive right to manage our business. Our Managers will be responsible for the selection, acquisition, sale, refinancing and leasing of all our properties. The rights powers and duties of our Managers may be delegated or contracted to an Affiliate of the Managers at cost. CBCI Fund Management I, Inc., CBCI Acquisitions I, LLC, and Ronald A. Christenson will initially be our Managers.
16.10	Audit Committee

Upon consummation of the Offering, an Audit Committee will be formed, and will consist of the Special Managing Member and an Independent Audit Committee Member. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls, and reviews related party transactions.
16.11	Appointment Of Managers As Attorneys-In-Fact

By signing the Subscription Agreement, you will irrevocably
constitute and appoint our Managing Member as your attorney-in-
fact, with power to execute documents necessary to carry out the provisions of our Operating Agreement.
16.12	Roll-Ups

Our Operating Agreement prohibits transactions in which Units are required to be exchanged for securities of another entity (as defined in the Operating Agreement as a "Roll-Up") unless certain rights of the investors are maintained in the resulting entity and unless a vote of the majority of our investors is obtained. The Operating Agreement defines a Roll-Up to include certain transactions involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Company and the issuance of securities from another entity. This definition comports with requirements under certain state securities laws but differs slightly from definitions used by the SEC and may differ from definitions contained in rules or legislation promulgated in the future. Our Managers will, in the first instance, make the determination of whether a transaction constitutes a Roll-Up.

Our Operating Agreement provides, in material part, that we may not participate in any Roll-Up that would:

?	Reduce the democracy rights of our investors;
?	Impede the ability of the equity owners of the resulting
entity to purchase the securities of that entity;
?	Limit the voting rights of our investors as equity owners
of the resulting entity;
?	Limit rights to access the records of the resulting
entity; or
?	Provide, without the consent of investors, that the costs
of the Roll-Up are to be borne by the Company.

Further, our Operating Agreement requires that we obtain an appraisal by a competent independent expert of our assets, based on all available information and assuming an orderly liquidation of our assets, in connection with any Roll-Up that we summarize for investors. If the appraisal is included in a Roll-Up Prospectus, it must be filed with securities authorities and we will have liability for misrepresentations or omissions that it contains.

A Roll-Up requires the vote of holders of not less than a 75% majority of the Units. Our Operating Agreement provides that an investor who votes against the Roll-Up must be given the option of accepting securities in the resulting entity or accepting either: (i) cash for the investor's Units at the pro rata appraised value of our assets or (ii) the ability to retain the investor's interest in the Company on the same terms and conditions as existed previously.
17 REPORTS TO INVESTORS

Our books and records will be maintained at our principal offices and will be open for examination and inspection by our investors during reasonable business hours. We will furnish a list of names and addresses and number of Units held by investors to any investor who requests the list in writing for a proper purpose, with costs of photocopying and postage to be borne by the requesting investor. The assignee of an investor does not have a right to receive any reports unless the assignee is admitted as a substitute member in accordance with our Operating Agreement.

Within 75 days after the close of each taxable year, we will distribute both to investors and assignees of investor interests who held the assignment interest during the relevant tax period, all information relating to the Company, consisting of a Form K-1 report, that is necessary for the preparation of their federal income tax returns.

Within 120 days after the end of each fiscal year, we will also distribute to you an annual report containing a balance sheet and statements of operations, changes in members' equity and cash flows (which will be prepared on a GAAP basis of accounting and will be examined and reported upon by an independent public accountant) and a report of our activities during the period reported upon. The annual report will describe all reimbursements to our Managers and their Affiliates and all distributions to investors, including the sources of the payments. The annual report will also include our Manager's estimate of the value of a Unit in the Company, a statement of the method used to develop this estimated value, and the date of the data used to develop the estimated value.

Within 60 days after the end of each quarter, we will also distribute to you a report containing a condensed balance sheet, condensed statements of operation, and a related cash flow statement, together with a detailed statement describing all real properties acquired (including the geographic locale and the plan of operation, the appraised value and purchase price and all other material information), setting forth all fees, if any, received by our Managers or their Affiliates and describing the services rendered for these fees.

Finally, when and if required by applicable SEC rules, we will make available to investors, upon request, the information set forth in SEC Form 10-Q within 45 days after the close of each quarter and SEC Form 10-K within 90 days after the close of each fiscal year. Our Managers are permitted to combine such reports so long as they are distributed in a timely manner.
18 PLAN OF DISTRIBUTION

We are offering up to $40,000,000 ($20,000,000 minimum) of our limited liability company interests in the form of 400,000 Units (200,000 Units, minimum) of $100 each. You must purchase a minimum of ten Units ($1,000) to invest. The offering period will commence on the date of this Prospectus. We will not sell any Units unless we receive subscriptions for at least 200,000 Units within one year from the date of this Prospectus.

To invest, you will be required to accept and adopt the provisions of the Operating Agreement (Exhibit A) and to complete and sign the Subscription Agreement (Exhibit D). At the time you submit a Subscription Agreement, you must submit a check for $100 for each Unit you are purchasing. Checks should be made payable to "XXXXX Bank-CBCI Income Fund Escrow." We will sell Units to you only if you represent in writing that, at the time you sign the Subscription Agreement, you meet the suitability requirements described under "How to Invest" above.

We will deposit all funds received from investors in an escrow account with the aforementioned bank until $20,000,000 has been deposited. Purchases by our Managers and their Affiliates will not be counted for purposes of meeting this minimum. If the required $20,000,000 has not been deposited within one year after the date of this Prospectus, all subscriptions will be canceled and all funds will be promptly returned to investors with interest and without any deduction. An investor may not withdraw his funds from the escrow account. When we have received subscriptions for the minimum number of Units, our Managers may remove funds from escrow and instruct the escrow agent to pay accrued selling commissions, if any. After this initial release from escrow, the escrow account will convert to a convenience clearing account for our use.

Upon admission to the Company, you will receive your pro rata share of any interest earned on escrowed funds based on the date of deposit of your subscription payment. Escrow funds will be invested in insured deposits with a financial institution and earn interest at short-term deposit rates. Following first admission, we will admit additional investors as Limited Members on or before the last business day of each month until the termination of the Offering. Only subscribers whose subscriptions have been received and accepted at least five business days before each admittance date will be admitted as Limited Members on such date.

Our Managers have complete discretion to reject any Subscription Agreement within 30 days of its submission. Funds from a rejected subscriber will be returned within 10 days after rejection. Subscriptions may be rejected for an investor's failure to meet the suitability requirements, an over-subscription of the Offering, or for other reasons determined to be in the best interest of the Company. Our Managers and their Affiliates may purchase Units offered hereunder to investors without limitation. Any purchase by the Managers or Affiliates will be for investment and not for redistribution.

Broker-dealers who may participate in the sale of the Units are not obligated to purchase Units and resell them or to sell any or all of the Units. Participating dealers in the Offering will offer and sell Units on the same terms and conditions as specified in this Prospectus. We will pay selling commissions and a non-accountable expense allowance totaling up to 5 percent of the gross proceeds from the sale of Units at our discretion. We may also pay up to one-half of one percent of the gross offering proceeds for the reimbursement of due diligence expenses of the participating dealers. We will not pay any other incentive fees, wholesaling costs or other expense reimbursements or commissions for sales efforts.

We will indemnify the broker-dealers that act as participating dealers and their controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933. With respect to liabilities arising under securities laws, in the opinion of the SEC, and the securities administrators of most states, indemnification for liabilities arising under securities laws is against public policy and therefore unenforceable. If a claim for indemnification for liabilities under securities laws is asserted by our Managers in connection with registration of the Units, we will submit to a court of appropriate jurisdiction, after apprising such court of the position of the SEC and state securities administrators, the question of whether indemnification by it is against public policy and will be governed by the final adjudication of such issue.

We will also reimburse our Managers for certain expenses incurred by them in connection with the supervision and monitoring of the organizational and pre-sale activities of the Company.

19 TRANSFER AGENT

The Transfer Agent and Registrar for the Units is xxxxxxxx.
20 SALES MATERIALS

Sales material may be used in connection with this Offering only when accompanied or preceded by the delivery of this Prospectus. The sales materials that may be disseminated to prospective investors may include a brochure, video, slide presentation or transmittal letter prepared by our Managers describing the Company and its proposed operations. In certain states, not all sales materials may be available. Except for these materials, sales materials have not been authorized for use by anyone and should be disregarded.

This Offering is made only by means of this Prospectus.
Although the information contained in the supplemental sales material does not conflict with the information contained in this Prospectus, such sales material does not purport to be complete and should not be considered part of this Prospectus or as forming the basis for the offering of the Units.
21 LEGAL PROCEEDINGS

Neither the Company nor the Managers are parties to any pending legal proceedings that are material to the Company. Neither CBCI Fund Management I, Inc., CBCI Acquisitions I LLC, nor Ronald A. Christenson, who are principals or affiliates of principals of other investment programs, is an adverse party in any legal proceedings with participants in such other programs.

22 EXPERTS

The balance sheets of the Company as of November 30, 2002 included in this Prospectus have been examined by XXXXXXXXXX, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in giving such report.

The statements concerning federal taxes under the headings "Income Tax Aspects" and "Risks and Other Important Factors-Federal Income Tax Risks" have been reviewed by XXXXXX, counsel to our Managers, and have been included herein, to the extent they constitute matters of law, in reliance upon the authority of said firm as experts thereon. Counsel believes that such material constitutes a full and fair general disclosure of the material tax risks associated with an investment in the Units. 23 LEGAL OPINION

The legality of the Units will be passed upon for the Company by counsel to our Managers, XXXXXX.

24 ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a registration Statement (of which this Prospectus is a part) on form S-11 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Units offered hereunder, reference is hereby made to the Registration Statement and such exhibits and schedules.

The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room
1204 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549.





















FINANCIAL STATEMENTS


To the Members
CBC Income and Growth Fund, LLC
Minneapolis, Minnesota

We have audited the accompanying balance sheet of CBC Income and Growth Fund, LLC as of November 30,
2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CBCI Income and Growth Fund, LLC as of November 30, 2002 in conformity with generally accepted accounting principles.


Certified Public Accountants

December ___, 2002
Minneapolis, Minnesota




CBC Income and Growth Fund








BALANCE SHEET








November 30, 2002
























ASSETS:















  Cash






 $   1,000









Total assets




 $   1,000
















LIABILITIES AND MEMBERS' EQUITY












MEMBERS' EQUITY:






  Managing member's equity




 $   1,000









Total liabilities and
members' equity


 $   1,000








































































The accompanying Notes to the Balance Sheet are an integral part of this statement.












CBCI Income and Growth Fund, LLC

NOTES TO THE BALANCE SHEET

(1)	Summary of Organization and significant Accounting
Policies

Organization

CBC Income and Growth Fund, LLC (the LLC), a limited liability company, commenced operations in November 2002 to acquire and lease commercial properties to operating tenants. The LLC's operations are managed by CBCI Fund
Management I, Inc.(CBCI), the Managing Member of the
LLC. The LLC has elected December 31 for its fiscal year end. The Operating Agreement of LLC provides that the entity is to expire on December 31, 2053.

Offering

The LLC has filed a Registration Statement with the Securities Exchange Commission for the offering and sale of its Units. The terms of the Offering call for a subscription price of $100 per Unit payable upon acceptance of the offer. The LLC has not sold any Units.
Under the terms of the LLC's Operating Agreement, up to 400,000 Units are available for subscription, which, if fully subscribed, will result in contributed Limited
Member capital of $40,000,000. The Operating Agreement sets forth the methods for allocation of Net Cash Flow, Net Proceeds of Sale, profits, losses and other items.

Operations

In the interim period since inception, the LLC did not engage in any operations or incur any expenses except for banking fees. Accordingly, a Statement of Income, Statement of Cash Flows and Statement of Changes in
Members' Capital are not presented.

Accounting Estimates

Management uses estimates and assumptions in preparing the balance sheet in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities and equity. Actual results could differ from those estimates.

(2)	Income Taxes

The income or loss of the LLC for federal income tax reporting purposes is includable in the income tax returns of the members. Accordingly, no recognition has been given to income taxes in the accompanying balance sheet.

The tax return, the qualification of the LLC as such for tax purposes and the amount of distributable LLC income or loss are subject to examination by federal and state taxing authorities. If such an examination results in changes with respect to the LLC qualification or in changes to distributable LLC income or loss, the taxable income of the members would be adjusted accordingly.

(3)	Fair Value of Financial Instruments

The carrying value of certain assets and liabilities approximate fair value.









GLOSSARY

Unless the context otherwise requires, the following terms shall have the meanings set forth below for the purposes of this
Prospectus:


"ACQUISITION EXPENSES" means expenses including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on properties not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

"ACQUISITION FEES" means the total of all fees and commissions paid by any party in connection with making or investing in mortgage loans or the purchase, development or construction of Properties, whether designated as a real estate commission relating to the purchase of Properties, nonrecurring management fees, loan fees or points paid by borrowers to the Managing Member if the Company invests in mortgage loans, or any fees of a similar nature, however designated or however treated for tax or accounting purposes. Acquisition Fees shall not include Development Fees and Construction Fees paid to any person or entity in connection with the actual development and construction of projects.

"ACQUISITION MEMBER" means CBCI Acquisitions I, LLC.

"ADJUSTED CAPITAL CONTRIBUTIONS" means the aggregate original capital contribution of a Limited Member reduced, from time to time, by (i) any return of capital contributions pursuant to
Section 4.5 of the Operating Agreement; and, (ii) by total cash distributed from Net Proceeds of Sale to the extent Net Proceeds of Sale exceed amounts necessary to provide the Targeted Cumulative Distribution Amount; and increased from time to time by the product of (a) the Adjusted Capital Contribution of any Limited Member whose Units are repurchased and (b) the ratio of each remaining Limited Member's Units to the total Units outstanding after such repurchase. Adjusted Capital Contributions shall not be reduced by distributions of Net Cash Flow.

"ADMINISTRATIVE EXPENSES" means expenses incurred by the Managing Members and their Affiliates during the operation of the Company directly attributable to rendering the following services to the Company: (i) administering the Company (including agency type services, member relations and communications, financial and tax reporting, accounting and payment of accounts, payment of distributions, payment of unit redemptions, staffing and processing other investor requests);
(ii) property management (including collecting, depositing and monitoring rental payments and penalties, monitoring compliance with leases, monitoring the maintenance of property and liability insurance and the payment of taxes, maintenance of lease insurance (if applicable), monitoring and negotiating other forms of tenant security and financial condition, ongoing site inspections and property reviews and reviewing tenant reports); (iii) property and lease workout (including enforcing lease provisions in default, filing lease insurance claims, enforcing guarantees, collecting letters of credit or foreclosing other collateral, if applicable, eviction of tenants in default, re-leasing of properties, and monitoring tenant disputes and foreclosures); (iv) property financing and refinancing; and (v) Company dissolution and liquidation (accounting, final payment to creditors, administrative filings and other costs).

"AFFILIATE" means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person and (iv) if such other person is an officer, director or partner, any such company for which such person acts in such capacity.

"ASSET MANAGEMENT AGREEMENT" means the agreement between the Company and the Managing Member detailing the responsibilities, duties and remuneration of the Managing Member.

"ASSET MANAGEMENT FEE" means the annual fee paid by the Company under the Asset Management Agreement.

"AUDIT COMMITTEE" means a committee consisting of the Special
Managing Member and an independent member and organized for the purposes of reviewing the propriety of, and reporting of, financial information as further described in Section 6.2 of the Operating Agreement.

"COMPANY" means CBCI Income and Growth Fund, LLC

"COMPETITIVE REAL ESTATE COMMISSIONS" means real estate or brokerage commissions paid for the purchase or sale of a Property that are reasonable, customary and competitive in light of the size, type and location of such Property and which do not, in any event, exceed 6% of the contract price for the sale of such Property.

"CONSTRUCTION FEE" means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide
Major Repairs or Rehabilitation of Company Property.

"COST" means, when used with respect to services furnished by the Managing Members or their Affiliates to, or on behalf of, the Company (other than services described in the Asset Management Agreement), the lesser of (i) the actual expenses incurred by such Managing Members and Affiliates in providing services necessary to the prudent operation of the Company, including salaries and expenses paid to officers, directors, employees and consultants, depreciation and amortization, office rent, travel and communication expenses, employee benefit expenses, supplies and other overhead expenses directly attributable to the furnishing of such services; or (ii) the price that would be charged by unaffiliated parties rendering similar services in the same geographic location. Overhead expenses shall be charged only if directly attributable to the services provided and shall be allocated based upon the amount of time personnel actually spend providing such services, or such other method of allocation as is acceptable to the Company's independent public accountant.

"DETERMINATION DATE" means January 1 of the calendar year immediately subsequent to the later to occur of: (i) two years after the date of the Prospectus; or (ii) six months after the date the offer and sale of Units pursuant to the Prospectus is terminated.

"DEVELOPMENT FEE" means a fee paid to any party, including the Managing Members or their Affiliates for packaging the Company's
Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for a specific Property, either initially or at a later date.

"DISPOSITION FEES" means fees paid to any party, including the Managing Members or their Affiliates, for services or expenses related to the sale or disposition of Properties and mortgage loans, or any fees of a similar nature, however designated or however treated for tax or accounting purposes. Disposition Fees shall not include Competitive Real Estate Commissions.

"DISTRIBUTION REINVESTMENT PLAN" means the plan whereby Limited
Members may elect to reinvest distribution of Net Cash Flow in additional Units as further described in Section 4.10 of the Operating Agreement.

"FRONT-END FEES" means fees and expenses paid by any party for services rendered during the Company's organizational or acquisition phase, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, interest on deferred fees and expenses and other similar fees, however designated by the Managing Member.

"INDEPENDENT AUDIT COMMITTEE MEMBER" means a person who is not a Limited Member, Managing Member, Affiliate of a Managing Member or Affiliate of a Limited Member of the Company and serves on the Audit Committee.

"INDEX RATE" means an annual rate, subject to change from time to time, equal to the annual yield on United States Treasury Notes bearing ten year maturities as published in the Wall Street Journal. Where a range of rates has been published, then the higher of the rates will be used.

"INVESTMENT IN PROPERTIES" means the amount of capital contributions actually paid or allocated to the purchase of Properties, including working capital reserves allocable thereto (except that working capital reserves in excess of 5% will not be included) and other cash payments such as interest and taxes, but excluding Front-End Fees.

"LIMITED MEMBERS" means all parties who shall execute, either personally or by an authorized attorney-in-fact, the Operating Agreement as Limited Members and comply with the conditions in
Section 4.2 of the Operating Agreement, and any and all assignees of the Limited Members, whether or not such assignees are admitted to the Company as substitute Limited Members; provided, however, that an assignee of the interest of any Limited Member shall not be considered a "Limited Member" for purposes of Articles 10 and 11 of the Operating Agreement unless such assignee is admitted as a substitute Limited Member as provided in Article 9 of the Operating Agreement.

"LIMITED LIABILITY COMPANY ACT" means the Minnesota Limited
Liability Company Act, as the same may be amended.

"LIMITED LIABILITY COMPANY UNIT" OR "UNIT" means the Company interest and appurtenant rights, powers and privileges of a Limited Member and represents the stated capital contributions with respect thereto, all as set forth elsewhere in this agreement.

"MAJOR REPAIRS OR REHABILITATION" means the repair, rehabilitation or reconstruction of a Property where the aggregate costs exceed 10% of the fair market value of the Property at the time of such services.

"MANAGING MEMBER" means CBCI Fund Management I, Inc., and any substitute as provided in Article 10 of the Operating Agreement.

"MANAGING MEMBERS" means the Managing Member, the Special
Managing Member, any substitute Managing Member as provided in
Article 10 of the Operating Agreement, and the Acquisition
Member.

"MEMBERS" means the Managing Member, the Special Managing
Member, the Limited Members, and the Acquisition Member.

"NET CASH FLOW" means Company cash funds provided from operations, including lease payments from builders and sellers without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements and less the amount set aside for restoration or creation of reserves.

"NET PROCEEDS OF SALE" means the excess of gross proceeds from any sale, refinancing (including the financing of a Property that was initially purchased debt-free) or other disposition of a Property over all costs and expenses related to the transaction, including fees payable in connection therewith, and over the payments made or required to be made on any prior encumbrances against such Property in connection with such transaction.

"NET VALUE PER UNIT" means the aggregate value of the Company's assets less the Company's liabilities, and less the value attributable to the interest of the Managing Members, divided by the number of Units outstanding. Such aggregate value shall be as determined by the Managing Members, after taking into account
(i) the present value of future net cash flow from rental income on the Fund's properties, (ii) the price at which Units of the Company have last been purchased, and (ii) such other factors as the Managing Members deem relevant.

"ORGANIZATION AND OFFERING EXPENSES" means those expenses incurred in connection with and in preparing the Company for registration and subsequently offering and distributing it to the public, including any sales commissions, nonaccountable expense allowances or reimbursement of due diligence expenses paid to broker-dealers in connection with the distribution of the Company and all advertising expenses.

"PERMITTED TRANSFER" means, with respect to the transfer of Units in any fiscal year of the Company (i) transfers in which the basis of the Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor, or is determined under Section 732 of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) transfers of Units upon the death of a Limited Member,
(iii) transfers of Units between members of a family (as defined in Section 267(c)(4) of the Code), (iv) transfers of Units at original issuance and sale, (v) transfers of Units pursuant to distribution under a Qualified Plan, and (vi) block transfers of Units by a single Member in one or more transactions during any thirty calendar day period representing in the aggregate not more than five percent (5%) of the total interest of all Members in Company capital and profits.

"PROPERTIES" OR "PROPERTY" means real properties or any interest therein acquired directly or indirectly by the Company and all improvements thereon and all repairs, replacements or renewals thereof, together with all personal property acquired by the Company that from time to time is located thereon or specifically used in connection therewith.

"PROPERTY MANAGEMENT FEES" means fees paid to any party for managing the day-to-day operations of any Property, provided such fees are billable to and paid by tenants occupying the Property.

"PROSPECTUS" means that certain prospectus of the Company dated xxxxxx, 2002.

"PUBLIC MARKET" means a forum for the purchase and sale of Units on an established securities market, secondary market, or the substantial equivalent thereof.

"QUALIFIED STOCK EXCHANGE TRANSFER" means a transfer of Units, through subscribing members of any national or regional securities exchange, the OTC Bulletin Board, or BBX.

"QUALIFIED MATCHING SERVICE" means a listing system operation, provided either through the Managing Members or through any unrelated third party (including any dealer in the Units), in which Limited Members contact the operator of such Qualified Matching Service to list Units they desire to transfer and through which the operator attempts to match the listing Limited Member with a customer desiring to buy Units without (i) regularly quoting prices at which the operator stands ready to buy or sell interests, (ii) making such quotes available to the public, or (iii) buying or selling interests for its own account.

"QUALIFIED MATCHING SERVICE TRANSFER" means a transfer of Units through a Qualified Matching Service in which (i) at least a fifteen (15) calendar day delay occurs between the day (the "Contact Date") a Limited Member provides written confirmation to the Qualified Matching Service that his or her Units are available for sale and the earlier of (A) the day information is made available to potential buyers that such Units are available for sale, or (B) the day information is made available to the selling Limited Member regarding the existence of outstanding bids to purchase Units, (ii) the closing of the transfer does not occur until at least forty five (45) days after the Contact Date, (iii) the Limited Member's offer to sell is removed from the Qualified Matching Service within one hundred and twenty
(120) days of the Contact Date, and (iv) no Units of such Limited Member are entered for listing by the Qualified Matching Service for at least sixty (60) days after the removal of the Limited Member's information from such Qualified Matching Service; provided, however, that no transfer shall be a Qualified Matching Service Transfer if, after giving effect to such transfer, the aggregate of (a) Qualified Matching Service Transfers, (b) transfers pursuant to the repurchase provisions contained in section 7.7 of the Operating Agreement of Limited Member interests and (c) all other transfers of Limited Member interests except Permitted Transfers and Qualified Stock Exchange Transfers since the beginning of the fiscal year in which such transfer is made would exceed ten percent (10%) of the Company interests outstanding.

"QUALIFIED PLANS" means Keogh Plans and pension/profit-sharing plans that are qualified under Section 401 of the Internal
Revenue Code.

"ROLL-UP" means a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity; provided, however, that a Roll-Up shall not include a transaction involving the conversion of only the Company if, as a consequence of such transaction, there will be no significant adverse change in (i) voting rights of Limited Members; (ii) the term of existence of the surviving entity beyond that of the Company; (iii) compensation to the Managing Members or their Affiliates; (iv) the investment objectives of the Company or the surviving entity.

"ROLL-UP ENTITY" means a company, real estate investment corporation, trust or other entity that would be created or would survive after successful completion of a Roll-Up transaction.

"SPECIAL MANAGING MEMBER" means Ronald A. Christenson, and any substitute as provided in Article 10 of the Operating Agreement.

"SPONSOR" means any person, company, corporation, association or other entity which is directly or indirectly instrumental in organizing, wholly or in part, the Company or any person, company, corporation, association or other entity which will manage or participate in the management of the Company, and any Affiliate of such person, company, corporation, association or other entity; but does not include a person, company, corporation, association or other entity whose only relation with the Company is as that of an independent property manager and whose only compensation is as such. "Sponsor" does not include wholly independent third parties such as attorneys, accountants, filing agents and underwriters whose only compensation is for professional services rendered in connection with the offering of Company interests. A person, company, corporation, association or other entity may also be a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other persons, companies, corporations, associations or other entities; (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property; (iii) having a substantial number of relationships and contacts with the Company; (iv) possessing significant rights to control Company Properties; (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; (vi) providing goods or services to the Company on a basis which was not negotiated at arm's length with the Company.

"TARGETED CUMULATIVE DISTRIBUTION AMOUNT" means the cumulative total of all Targeted Distribution Amounts at any point in time.

"TARGETED DISTRIBUTION AMOUNT" means an amount computed by dividing the Targeted Rate by the number of days in a year times the amount of Adjusted Capital Contributions, times the actual number of days the amount of such Adjusted Capital Contributions was outstanding.

"TARGETED RATE" means a rate of 4.00 percentage points over the Index Rate. Under no circumstances will the Targeted Rate be less than 8.25% nor more than 9.75% in any year. The Targeted Rate for any particular period shall be based on the Index Rate in effect on the last business day of the immediately preceding calendar quarter.

"YIELD MAINTENANCE DISTRIBUTIONS" means amounts required to be distributed by the Managing Members to Limited Members for any period subsequent to the Determination Date, from not more than 80.39% of the Managing Members' share of Net Cash Flow for such period, and not exceeding an amount computed by subtracting the Limited Members' share of Net Cash Flow for the period from the Targeted Distribution Amount for such period.


























NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

UNTIL (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.

















400,000 LIMITED LIABILITY COMPANY UNITS



CBCI INCOME AND GROWTH FUND, LLC



PROSPECTUS



CBCI FUND MANAGEMENT, INC.















PART
II.

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the Units being registered. All of the amounts shown are estimates except for the SEC registration fee, and the BBX filing fee.

     SEC registration fee.............. $   3,680
     BBX registration fee.............. $   2,500
     Printing and engraving fees....... $  15,000
     Legal fees and expenses........... $  25,000
     Accounting fees and expenses...... $   5,000
     Blue-sky fees and expenses........ $   5,000
     Transfer agent and registrar...... $   5,000
     Miscellaneous..................... $  38,820

               Total                    $ 100,000
            						=========

Item 32. SALES TO SPECIAL PARTIES
Not Applicable

Item 33. RECENT SALES OF UNREGISTERED SECURITIES

In November 2002, the Company sold $1,000 of membership interests to the Managing Members. These sales are exempt from registration under the Securities Act of 1933 (the "Act"), as amended, pursuant to Section 4(2) of the Act.

Item 34. INDEMNIFICATION OF MANAGERS

The Company will obtain, and pay the cost of, Directors' and Officers' Liability Insurance coverage in the amount of $5 million (subject to a retention of a "deductible" of $250,000). Directors' and Officers' coverage insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful them in their respective capacities, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss. The Registrant's Operating Agreement provides for indemnification to the full extent permitted by Minnesota law.

Item 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

Not Applicable

Item 36. FINANCIAL STATEMENTS AND EXHIBITS

(a)	CBCI Income and Growth Fund, LLC Audited Financial
Statements dated November 30, 2002 (included in the
Prospectus as part of this registration.)
(b)	Exhibits:

Exhibit A     Operating Agreement of the Company
Exhibit B     Prior Performance Tables
Exhibit C     State Suitability Requirements
Exhibit D     Subscription Agreement
Exhibit E     Specimen Certificate of Participation
Exhibit F*    Audited Financial Statements
Exhibit G*    Opinion as to Legality of the Units
Exhibit H*    Opinion as to Tax Matters
Exhibit I*    Opinion as to Organization of Company
Exhibit J*    Consent of Accountants
Exhibit K*    Consent of Attorneys
Exhibit L     Asset Management Agreement
Exhibit M*    Escrow Agreement
Exhibit N*    Acceptance and Consent of Escrow Agent

*  To be filed by amendment
** Previously filed
   Filed herewith



Item 37. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the registration
statement (or the most recent post-effective
amendment thereof) which, individually or in the
aggregate, represent a fundamental change in the
information set forth in the registration statement.
(iii)	To include any material information with respect to
the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 5, 2002.

CBCI Income and Growth Fund, LLC


					/s/ RONALD A. CHRISTENSON
					Ronald A. Christenson
					Special Managing Member


II-3